Exhibit 10.1

Execution Version

MASTER SERVICES AND SUPPLY AGREEMENT

BY AND BETWEEN:

BITFURY TOP HOLDCO B.V.

And

CIPHER MINING TECHNOLOGIES INC.

Dated August 26, 2021

MASTER SERVICES AND SUPPLY AGREEMENT

This Master Services and Supply Agreement (the “Agreement”) dated August 26, 2021 (“Effective Date”) is concluded between Cipher Mining Technologies Inc., a corporation incorporated and registered under the laws of Delaware, with its principal place of business at 1013 Centre RD STE 403-b Wilmington, DE 198058 USA (“Customer”) and Bitfury Top HoldCo B.V., a Netherlands company with its address at Strawinskylaan 3051, 1077ZX Amsterdam, the Netherlands (“Provider”).

In this Agreement, Provider and Customer are referred to individually as a “Party” and collectively as the “Parties”.

RECITALS:

A.

Customer is in the business of Bitcoin/cryptocurrency mining and is seeking to establish and operate an approximately 800MW datacenter mining sites at various locations within the United States (“BTC Mining Operations”).

B.	Provider has expertise in Bitcoin/cryptocurrency mining and the design, construction and maintenance of datacenters and is a supplier of mining equipment and ancillary assets.

C.

Customer wishes to purchase certain equipment and ancillary assets from Provider from time to time, and obtain certain services, assistance and support from Provider in connection with the design, construction and maintenance of its BTC Mining Operations, in each case subject to and in accordance with this Agreement.

In consideration of the mutual covenants contained in this Agreement (the receipt and adequacy of which are hereby acknowledged) the Parties hereby agree as follows:

Section 1         Definitions and Interpretation

“Affiliate” means, a Person which is an affiliate of another Person or group of Persons if one of them is Controlled, directly or indirectly, by the other or another Person or group of Persons Controlled, directly or indirectly, by the other, or if each of them is directly or indirectly under Control of the same Person or group of Persons. In this Agreement, a Person (the first Person) is considered to control another Person (second Person) if the first Person, directly or indirectly, beneficially owns or exercises control or direction over securities of the second Person carrying votes which, if exercised, would entitle the first Person to elect a majority of the directors of the second Person.

“Assets” means assets located and to be located at the Physical Locations including Equipment, switches, LAN/VLAN systems, cooling systems, CCTV, generators and other equipment, systems, diagnostics or infrastructure necessary for the operation of BTC Mining Operations at a Physical Location.

“BBAC” means a modular data center with the Servers and electricity wiring installed within the marine container with the specifications to be agreed between the Parties.

“BTC” means Bitcoin.

“Business Day” means a day when the banks are open in Delaware, United States and Amsterdam, Netherlands.

“Business Continuity and Disaster Recovery Plan” has the meaning given in Section 19(1).

“Chip” means an application-specific integrated circuit (ASIC) mining chip for SHA256 algorithm.

“Closing” has the meaning given in the Agreement and Plan of Merger by and among Cipher Mining Technologies Inc., Good Works Acquisition Corp., Good Works Merger Sub Inc. and Provider.

“Control” means in relation to a Person, the power of another Person to secure that the affairs of such Person are conducted in accordance with the wishes of that other Person: (a) by means of the holding of shares or other equity, or the possession of voting power, in or in relation to that Person or any other Person; or (b) by virtue of any powers conferred by the constitutional or corporate documents, or any other document, regulating that Person or any other Person.

“Confidential Information” has the meaning given in Section 11(1).

“Customer Materials” means any software, equipment and materials, which may or may not include Proprietary Materials, provided by or on behalf of Customer to Provider pursuant to this Agreement.

“Data Protection Laws” means: (a) Regulation (EU) 2016/679, Directive 95/46/EC, Directive 2002/58/EC and Directive 2009/136/EC, together with any national implementing laws in any member state of the European Union; (b) the UK Data Protection Act 2018 (“DPA”), the UK General Data Protection Regulation as defined by the DPA and amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019, and the Privacy and Electronic Communications Regulations 2003; (c) California Civil Code Sec. 1798.100 et seq. (also known as the California Consumer Privacy Act of 2018); and (d) any equivalent legislation, or legislation dealing with the same subject matter, anywhere in the world; each as applicable to either Party time to time.

“Disclosing Party” has the meaning given in Section 11(1).

“Equipment” means mining equipment manufactured, assembled, or otherwise procured by or on behalf of Provider such as BBACs, Servers and Chips to be deployed at a Physical Location for the operation of BTC Mining Operations at a Physical Location.

“Equipment Purchase Agreement” means the agreement in the form provided in Schedule 4 hereto to be entered into between the Parties for each Physical Location regarding purchases of Equipment by Customer.

“Equipment Suspension” has the meaning given in Section 6(8).

“Failure to Perform” has the meaning given in paragraph 3 of Schedule 3.

“Force Majeure” has the meaning given in Section 21(4).

“ICC” has the meaning given in Section 18(2).

“Improvements” means any improvements to the Services, Provider Materials, service levels, business processes or other operations, or any other aspect of Provider’s operations relating to the Services, that will, in the reasonable opinion of Provider, enable Customer and its Affiliates to maintain or enhance the running of diverse cryptographic hash functions in connection with the mining of cryptocurrency.

“Indemnitee” has the meaning given in Section 13(1) or Section 13(2) (as applicable).

“Intellectual Property Rights” means all rights in patents, utility models, trade marks, service marks, logos, getup, trade names, internet domain names, copyright (including rights in computer software), design rights, moral rights, database rights, topography rights, confidential information and knowledge (including know how, inventions, secret formulae and processes, market information, and lists of customers and suppliers), and rights protecting goodwill and reputation, in all cases whether registered or unregistered, all other forms of protection having a similar nature or effect anywhere in the world to any of the foregoing and all applications for or registrations of any of the foregoing rights.

“Initial Physical Locations” means the initial locations where Customer will establish and operate Restricted Business at: (i) Coshocton, Conesville and Waverly and certain other locations in Ohio, United States; and (ii) Odessa, Randall and certain other locations in Texas, United States.

“Initial Term” has the meaning given in Section 3.

“Key Personnel” has the meaning given in Section 20.

“Laws” means all applicable legislation, statutes, directives, regulations, judgments, decisions, decrees, orders, instruments, by-laws, and other legislative measures or decisions having the force of law, treaties, conventions and other agreements between states, or between states and the European Union or other supranational bodies, rules of common law, customary law and equity and all civil or other codes and all other laws of, or having effect in, any jurisdiction from time to time and including the Data Protection Laws.

“Losses” has the meaning given in Section 13(1).

“Manufacturer’s Warranty” has the meaning given in Section 10(1).

“MW” means Mega Watts.

“Output” means BTC and any similar commercially measurable reward, and other output generated through the running of diverse cryptographic hash functions using the Equipment.

“Personal Data” has the meaning given to it (or any equivalent term) by applicable Data Protection Laws.

“Person” means a natural person, partnership, limited partnership, limited liability partnership, corporation, limited liability company, unlimited liability company, joint stock company, trust, unincorporated association, joint venture or other entity.

“Personnel” has the meaning given in Section 13(1)(a).

“Physical Location” has the meaning given in Section 5(1).

“Power Agreement” has the meaning given in Section 5(2).

“Price Protection” has the meaning given in Section 17(1).

“Project Manager” has the meaning given in Section 10.

“Proprietary Materials” means all inventions, Improvements, discoveries and ideas (whether patentable or copyrightable or not), and all works and materials, including but not limited to, products, tools, devices, computer programs, source codes, processes, procedures, texts, designs, drawings, documentation, engineering materials, specifications, data or other information, in preliminary or final form, and on any media whatsoever, owned or controlled (by license or otherwise) by a Party.

“Provider Materials” has the meaning given in Section 4.

“Receiving Party” has the meaning given in Section 11(1).

“Records” has the meaning given in Section 12(3).

“Renewal Term” has the meaning given in Section 3.

“Restricted Business” has the meaning given in Section 17(3).

“Sales Taxes” means any and all sales, retail, use, goods and services, harmonized sales, value added, excise and similar taxes.

“Server” means a mining server incorporating the Chips with certain hashing power and electricity consumption capacity to be agreed between the Parties.

“Service(s)” means:

(a) the services listed in Schedule 1, to the extent included in a Statement of Work;

(b) such additional services, functions or responsibilities not specifically described in this Agreement to the extent they can reasonably be considered an inherent part of the services described in (a), or that are required for the proper performance and provision of the services described in (a); and

(c) materials, fabrications, assemblies, equipment, supplies, spare parts and components incorporated or to be incorporated into Mining Operations,

in each case as supplemented, enhanced, modified or replaced, as mutually agreed to by the Parties from time to time in writing.

“Service Fee” has the meaning given in Section 6(1).

“Service Level” has the meaning given in Section 2(3).

“Statement of Work” has the meaning given in Section 2(2).

“Subcontractors” has the meaning given in Section 2(4).

“Term” has the meaning given in Section 3.

“United States” means United States of America.

“USD” means Untied States dollars.

(1)	Interpretation. In this Agreement, unless the context requires otherwise:

a.

every reference to a particular Law shall be construed also as a reference to all other Laws made under the Law referred to and to all such Laws as amended, re-enacted, consolidated or replaced or as their application or interpretation is affected by other Laws from time to time and whether before or after the Effective Date;

b.	references to Sections and Schedules are references to sections of and schedules to this Agreement, and each of the Schedules shall form part of this Agreement;

c.	references to the singular shall include the plural and vice versa and references to one gender include any other gender;

d.	references to times of the day are to local time in the relevant Physical Location unless otherwise stated;

e.	references to writing shall include any modes of reproducing words in a legible and non-transitory form;

f.

references to any New York legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court official or any other legal concept or thing shall in respect of any jurisdiction other than New York be deemed to include what most nearly approximates in that jurisdiction to the New York legal term;

g.	words introduced by the word “other” shall not be given a restrictive meaning because they are preceded by words referring to a particular class of acts, matters or things;

h.

general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words “includes” and “including” shall be construed without limitation;

i.	headings and sub-headings are inserted for convenience only and shall not affect the construction of this Agreement;

j.	references to this Agreement include this Agreement as amended or varied in accordance with its terms.

Section 2         Services

(1)	Service Description.

a.

Provider and/or its Affiliates shall provide and/or procure the provision of the Services to Customer and/or its Affiliates (in each case subject to Section 2(5)) at Physical Locations in accordance with the terms of this Agreement.

b.

With the exception of any functions specifically stated to be retained by the Customer, Provider will be responsible for obtaining all third party and regulatory approvals, licenses, consents and rights necessary to perform its obligations under this Agreement.

(2)

Statements of Work. The Services will be ordered on a case by case basis in respect of each applicable Physical Location through the issuance of statements of work which will be agreed and duly executed by an authorized representative of each Party (each, a “Statement of Work”). The procedure for agreement of, and form of template, Statement of Work is attached hereto as Schedule 2, provided that Customer and its Affiliates shall have the right to order any of the services listed in Schedule 1 under a Statement of Work in respect of any Physical Location (and Provider and its Affiliates shall not refuse to provide such services at or to the relevant Physical Location(s)) subject to and in accordance with the terms of this Agreement. Provider shall not be obliged to perform any services that are not the subject of a Statement of Work duly issued in accordance with this Section. Each Statement of Work will detail the applicable term of the Statement of Work (including any renewal terms), physical location(s) for the performance of the Services, the fees to be paid therefor, and such other relevant terms as the parties thereto may agree. Statements of Work may be changed only upon the express written agreement of both parties thereto. Unless expressly provided otherwise in the relevant Statement of Work, in the event of a conflict between the terms of this Agreement and the terms contained in any agreed Statement of Work, the terms of this Agreement shall prevail.

(3)

Service Levels. Provider will adhere to the highest ethical and business standards in sourcing, procuring and supplying the Services and will perform all Services in a timely, professional and workmanlike manner in accordance with best practice and industry standards applicable in the data center construction and maintenance sector in the United States. Without prejudice to the aforementioned, Provider shall provide the Services in with a manner that meets or exceeds the service level specifications attached hereto at Schedule 3 (the “Service Levels”).

(4)

Suppliers and Subcontractors. Customer acknowledges and agrees that Provider may procure products and services from, and subcontract the provision of the Services to, appropriate third party providers (“Subcontractors”) as permitted under this Section 2(4). Notwithstanding the aforementioned, Provider shall at all times remain primarily liable to Customer for the acts or omissions of any Subcontractors as if it were providing the Services to Customer directly itself, subject to (i) any limitations of liability set out in this Agreement, and (ii) the terms of any written agreements entered into by Customer directly with Subcontractors in connection with such Services. Provider shall ensure that its contract with each Subcontractor, as a minimum, imposes confidentiality restrictions in all material respects equivalent to those set out in Section 11 and audit rights sufficient to enable audits to be carried out as set out in Section 12. As of the Effective Date, the Subcontractors listed in Schedule 5 shall be deemed to be approved by Customer. Provider shall not engage any further Subcontractors in the performance of the Services without obtaining the prior written approval of Customer (such approval not to be unreasonably withheld or delayed), save that approval shall not be required for any Subcontractors performing Services that: (i) are not dedicated to Customer, (ii) do not form a material part of the Services; and (iii) do not involve the personnel of such Subcontractors having access to Confidential Information. Provider acknowledges that the Customer uses (or will use in the future) third party suppliers to provide products and services ancillary to the Services. Accordingly, Provider will, where reasonably practicable and at no material cost, seek to integrate its performance of the Services with the services performed by such third party suppliers so that the Customer and its Affiliates receive the Services seamlessly and without disruption.

(5)

Affiliates. Any of Customer’s controlled Affiliates may purchase Services under this Agreement and any of Provider’s Affiliates may provide Services under this Agreement in each case by entering into a Statement of Work in accordance with Section 2(2), provided that each of Customer and Provider shall remain wholly liable for the acts or omissions of its Affiliates and compliance of such Affiliates with the terms of this Agreement, subject to any (i) limitations of liability (and any exclusions therefrom), or (ii) rights of assignment, in each case as set out in this Agreement. For the purposes of a Statement of Work duly executed by an Affiliate of Customer, references to “Customer” in this Agreement and the Statement of Work shall be deemed to be and include references to the Affiliate executing the Statement of Work and for the purposes of a Statement of Work executed by an Affiliate of Provider, references to “Provider” in this Agreement and the Statement of Work shall be deemed to be and include references to the Affiliate executing the Statement of Work.

(6)

Supply of Equipment. The Parties shall agree and enter in an Equipment Purchase Agreement in respect of each Physical Location. Where Customer (or an Affiliate) requires Equipment to be provided to any Physical Location, Customer shall notify Provider and Provider shall use commercially reasonable efforts to manufacture (or procure the manufacture by its suppliers and/or subcontractors) and supply to Customer the quantity, specification and type of Equipment requested on terms reasonably acceptable to Customer (or its Affiliate). The relevant parties shall document the same in purchase order(s) to be entered into in accordance with each respective Equipment Purchase Agreement. If Customer (acting reasonably) determines that Provider is not able to meet the request, Customer (or its Affiliate) may instead procure the relevant equipment from any other party. In the event of a conflict between the terms of this Agreement and the terms contained in any Equipment Purchase Agreement or the purchase orders thereunder, the relevant Equipment Purchase Agreement and the purchase orders thereunder shall prevail. For the avoidance of doubt, nothing in this Agreement shall prevent Customer or its Affiliates from selling or otherwise transferring any Equipment purchased in connection with this Agreement, to any third party.

(7)

Right of First Refusal: Customer’s Rights of Information and First Refusal. In addition to Customer’s rights pursuant to Section 2(6), upon request by Customer (such requests not to be made more frequently than every three (3) months), Provider shall notify Customer of its total forecasted output of Chips and Servers, identified by specification and type, in respect of the following three (3) month period. Without prejudice to the foregoing or Section 17, Provider shall notify Customer in advance of contracting to supply more than 10 MW worth of Chips to any individual third party customer (provided that, in doing so, Provider shall not be required to disclose the identity or location of the relevant customer, or otherwise breach any duty of confidentiality owed to such customer or any third party). In the event that Customer, within seven (7) days of receipt of Provider’s notification, confirms to Provider in writing that it wishes to purchase such Chips, in whole or in part, the Parties shall contract for the same under a Statement of Work in accordance with Section 2(2) and Schedule 2. In the event that Customer fails to respond to such notification within seven (7) days of receipt, or to the extent it declines to purchase such Chips, Provider shall be entitled to conclude the relevant customer contract.

Section 3         Term

The initial term of this Agreement shall begin on the Effective Date and, unless terminated earlier as permitted herein, shall expire on the date falling eighty-four (84) months thereafter (the “Initial Term”). Thereafter the term of this Agreement shall renew automatically for consecutive renewal terms of twelve (12) months each (each, a “Renewal Term”, and together with the Initial Term, the “Term”). Either Party may terminate this Agreement at the end of the Initial Term or the relevant Renewal Term by delivering written notice of termination to the other Party not later than (i) 12 (twelve) months prior to the end of the Initial Term or, (ii) in the case of any Renewal Term, 6 (six) months prior to the end of such term, as applicable. Certain Services may be provided on a monthly, weekly, daily or hourly basis, as more fully described in the applicable Statement of Work. Notwithstanding the foregoing, in the event the term of any Statement of Work extends beyond the Term, the terms and conditions of this Agreement shall continue to apply to such Statement of Work until the expiry, full performance or termination of such Statement of Work.

Section 4         Provider Materials

Provider shall be solely responsible for providing of all software, other equipment and materials which may or may not include Proprietary Materials that are required for the performance of the Services (the “Provider Materials”).

Section 5         Physical Locations

(1)

Physical Location. Each Asset will be delivered to and located solely at the physical location specified in detail in the applicable duly issued Statement of Work and/or Equipment Purchase Agreement, which shall include, as at the Commencement Date, the Initial Physical Locations (each such location, and any further location(s) agreed between the Parties, being a “Physical Location”). Provider will further provide the Services or deliver the Provider Materials only to or in a Physical Location. Provider shall be entitled to refuse provision of Services at its sole discretion in any location which is not a Physical Location. The Parties may (without prejudice to Section 17) agree to add and include additional locations as Physical Locations from time to time in writing, subject to agreement in writing by both Parties regarding appropriate amendments to pricing, service levels, non-performance compensation, delivery dates or other commercial terms associated with the provision of the Services at such additional location.

(2)

Power. Customer agrees and acknowledges that (i) Provider is not responsible for the supply of electricity or other utilities to or at any Physical Location, and (ii) Customer has itself entered (or will enter into) appropriate electricity supply agreements with respect to each Physical Location for supply and delivery, for the duration of the Initial Term (and, if extended, any Renewal Term), of sufficient power with regard the Services and Assets provided and to be maintained at such location (each a “Power Agreement”). Customer shall pay and be liable for all power and/or utility costs at each Physical Location during the Term and, for the avoidance of doubt, power and utility costs shall not be included or assumed by Provider as part of the Service Fees. Customer shall provide Provider with adequate advanced written notice of any specific circumstances or conditions at any Physical Location regarding power supply or delivery as may reasonably affect or require consideration in connection with any Services delivery or provision.

Section 6         Fees

(1)

Fees. The fees to be paid by the Customer to Provider or its Affiliate(s) for the Services shall be as agreed and set out in the applicable Statement of Work or Equipment Purchase Agreement and, unless otherwise specified therein, shall be a fee calculated per MW of the applicable Equipment and billed on a monthly basis including applicable Sales Taxes subject to any modifications on a pro rata basis according to the actual MW of Equipment covered by the Services from time to time (the “Service Fees”). The Parties agree that the Service Fees are the only amounts payable by the Customer to Provider in connection with this Agreement and that no other charges, expenses, costs or other amounts incurred by Provider in performing the Services and its other obligations pursuant to this Agreement will be additionally chargeable to the Customer.

(2)

Payment by Bitcoin. Customer may, but shall not be obliged to, pay any portion of the Service Fee in Bitcoin. For each payment of the Service Fee made in Bitcoin, the value of Bitcoin in United States dollars will be determined using the seven-day trailing average of the close price of BTC to USD exchange rate then in effect at the date of payment as published at www.coinmarketcap.com, or such other exchange rate source as mutually agreed to by the Parties.

(3)

Withholding. If Customer is required by Law to make any deduction or withholding in respect of any Service Fee, it shall: (a) ensure that the deduction or withholding does not exceed the minimum amount legally required; (b) pay to the relevant taxation or other authorities, as appropriate, the full amount of the deduction or withholding; (c) pay to Provider the Service Fee net of such deduction or withholding; and (d) furnish to Provider, within the period for payment permitted by the relevant Law, either an official receipt of the relevant taxation authorities concerned on payment to them of amounts so deducted or withheld or if such receipts are not issued by the taxation authorities concerned, a certificate of deduction or equivalent evidence of the relevant deduction or withholding in form reasonably acceptable to Provider.

(4)

Improvements. If at any time during the Term (where no notice of termination shall have been effected under Section 3) Provider or any of its controlled Affiliates has implemented or is implementing an Improvement for another customer or itself, Provider will identify the Improvement in writing to Customer and offer to implement such Improvement at all relevant Physical Locations. Any offer of any Improvements to Customer will be accompanied by a schedule which lists the proposed Provider fees for implementation of the subject Improvements. If agreed between the Parties, the Improvements may be added to existing or future Statements of Work subject to the additional Service Fees applicable.

(5)

Currency. Unless otherwise expressly stated, all references to monetary amounts contained in this Agreement, including any Statement of Work, or any reports, invoices, or other documents issued pursuant to or in connection with this Agreement or a Statement of Work, shall be deemed to be references to United States dollars.

(6)	Invoicing. Unless specified otherwise in the relevant Statement of Work:

(a)	invoices will be raised on a monthly basis to the Customer. Each Invoice will be sent by Provider so that it is received by the Customer on or before the 25th day of the month. Each Invoice will:

(i)	consist of:

(A)	an electronic version in the format specified by the Customer, which is compatible with the Customer’s billing system (as the same may change over the Term); and

(B)	tax invoices (if required by any relevant tax authority) in the format required by the tax authority;

(ii)	include the details set out in the relevant Statement of Work, and any other information reasonably required by the Customer from time to time;

(b)	at the Customer’s request from time to time, Provider will provide the Customer with other documentation and information with respect to an invoice to:

(i)	verify the accuracy of the invoice and its compliance with this Agreement; and

(ii)	satisfy the Customer’s internal accounting requirements;

(c)

Provider will maintain complete and accurate records of, and supporting documentation for, the amounts invoiced to and payments made by the Customer hereunder in accordance with generally accepted accounting principles applied on a consistent basis;

(d)	the Customer will pay undisputed Charges to Provider within seven (7) days of receipt of a valid invoice;

(e)

if any submitted invoice does not comply with the requirements of this Agreement (including any associated supporting data not being provided) then the invoice will not become payable until seven (7) days after the invoice and all supporting information is received by the Customer in the agreed format; and

(f)

the Customer may withhold payment of Service Fees that the Customer disputes in good faith (or, if the disputed charges have already been paid, then the Customer may withhold an equal amount from a later payment), including disputes in respect of an error in an invoice or an amount paid. If the Customer withholds any such amount:

(i)	the Customer, will promptly notify Provider, in writing, that it is disputing such Service Fees (and in the case of withheld payments, prior to the due date of payment); and

(ii)	the Parties will promptly address such dispute in accordance with Section 18.

(7)

Deposit. Within one (1) Business Day following the effective date of the first Statement of Work, Customer shall provide to Provider a cash deposit satisfactory to Provider to a bank account notified to Customer in the amount reasonably agreed between the Parties but not exceeding one (1) month’s Service Fees (the “Deposit”). In the event of Customer’s failure to pay the Service Fees, Provider shall be entitled to draw down the Deposit without further notice to the Customer and the Deposit shall be paid to Provider and credited against the outstanding Service Fees. Customer shall true up and post additional funds for the Deposit within five (5) Business Days of when Provider notifies the Customer in written form that all or part of the Deposit has been set off against outstanding Service Fees. Upon termination or expiration of this Agreement, the Deposit shall be terminated and the outstanding Deposit shall be returned to the Customer.

(8)

Equipment Suspension. In the event relevant Equipment is not operational for not less than forty-eight (48) consecutive hours at the election of Customer solely in circumstances where the gross revenues attributable to the relevant Equipment are less than the aggregate of the attributable Service Fee, electricity costs and any other relevant overheads (respectively “Revenue Shortfall” and “Equipment Suspension”) and the Customer notifies the Provider in written form with adequate documentary evidence thereof, the Provider shall, at the request of Customer, suspend the Services that relate to such Equipment within forty-eight (48) hours of receipt of Customer’s written notice. In such case, Provider will use commercially reasonable efforts to reduce its costs and outgoings in relation to the affected Services and shall pass any reductions achieved on to Customer in the form of a reduction to the Service Fees for the period of suspension. Any suspension of the Services pursuant to this Section 6(8) shall be limited to a maximum thirty (30) day period, after which (unless agreed otherwise in writing between the Parties) the Service Fees shall again become payable in full. Customer may not suspend the Services pursuant to this Section 6(8) more than two (2) times in any calendar year. In the event that either Party considers, acting reasonably, that the underlying economic conditions giving rise to any suspension pursuant to this Section 6(8) are likely to remain in effect for more than two (2) months, it may notify the other Party and the Parties shall then discuss and agree, in good faith, any reasonable and proportionate adjustments to the Services (including the Service Levels) for the remainder of the Term. For the avoidance of doubt, the Provider shall be entitled to charge Service Fees for arranging and handling switch-on and switch-off procedure for the relevant Equipment. Customer undertakes that immediately upon cessation of Revenue Shortfall conditions, it shall send a written notice to the Provider and request renewal of the Services whereupon Provider shall renew the Services as soon as practicable and, in any event, not later than fifteen (15) days following Customer’s notice. For the avoidance of doubt, the Provider shall not be liable for any failure to perform in accordance with the Service Levels (and shall not be required to pay any service credits) to the extent resulting from any suspension of the Services pursuant to this Section 6(8).

Section 7         Safety and Insurance

(1)	Provider is solely responsible for the conduct, safety and health of its employees, agents, subcontractors and the public in supply of the Services under this Agreement at the

Physical Locations and shall comply with all health and safety and other applicable policies notified to it in respect of each Physical Location. In the event Provider fails to comply with such policies or applicable Laws related to Provider’s obligations set forth in this Section, Customer (without limitation to other remedies; including indemnification set forth in Section 13), may terminate the impacted Statement of Work if Provider is unable to remedy such breach in accordance with Section 15 and such failure would be reasonably likely to result in a material adverse effect on the ability of Customer to operate its business at any relevant Physical Location.

(2)

Provider and its Affiliates shall maintain or cause to be maintained appropriate levels of workers’ compensation, employer’s liability, professional indemnity, product liability and cyber insurance with recognized and duly regulated insurance companies. Such insurance shall cover Provider and its Affiliates against their potential liabilities under or in connection with this Agreement, to an extent and to limits that would be reasonably expected in accordance with best practice and industry standards applicable in the data center construction and maintenance sector in the United States and as prescribed by applicable Laws of the country in which the Services will be performed and the states and/or countries of residence of expatriate employees (whichever standard is higher). The requirements stated in this Section shall not be construed in any way as a limit of Provider’s or any of its Affiliates’ liability under this Agreement, or as constituting any waiver by the Customer or any of its Affiliates of any of their rights or remedies under this Agreement. The insurances costs shall be recharged to the Customer together with the Service Fee.

Section 8         Intellectual Property Rights

(1)

Provider Intellectual Property. Customer acknowledges that Provider has developed and uses valuable technical and non-technical information, trade secrets, know-how and the like in the Provider Materials and the provision of the Services. Customer agrees that, except for the rights specifically and expressly granted to Customer and its Affiliates under this Agreement or as otherwise agreed in writing, Intellectual Property Rights in and to the Services and the Provider Materials are and shall remain the property of Provider.

(2)

THE PARTIES HEREBY ACKNOWLEDGE AND AGREE THAT SUBJECT TO Section 8(3) BUT NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT, PROVIDER IS NOT TRANSFERRING OR GRANTING ANY RIGHT, TITLE, OR INTEREST IN OR TO (OR GRANTING ANY LICENSE IN OR TO) ANY PROPRIETARY MATERIALS CREATED BY PROVIDER OR DIRECTLY OR INDIRECTLY PROVIDED TO CUSTOMER BY PROVIDER OR ITS AFFILIATES, NOR TRANSFERRING OR GRANTING ANY RIGHT, TITLE, OR INTEREST IN OR TO (OR GRANTING ANY LICENSE IN OR TO) ANY OF PROVIDER’S INTELLECTUAL PROPERTY RIGHTS WHENEVER ACQUIRED, AND GRANTS CUSTOMER NO RIGHTS IN OR TO, NO LICENSE TO, AND NO PERMISSIONS REGARDING ANY SUCH PROPRIETARY MATERIALS OR INTELLECTUAL PROPERTY RIGHTS.

(3)

The sole exception to the foregoing reservation of rights is that Provider hereby grants Customer a limited, worldwide, royalty-free, nonexclusive, non-transferable license (that shall automatically terminate upon the termination of this Agreement), with rights to sub-license to its Affiliates and third party suppliers, to use, reproduce, display, perform and distribute the Proprietary Materials provided by Provider solely as is reasonably required in order for the Customer enjoy the full benefit of its rights, and to perform its obligations, under this Agreement, subject to the terms and conditions of this Agreement.

(4)

Customer will hold all Provider’s Proprietary Materials in trust for Provider and will deliver them to Provider upon request and in any event upon the expiration or termination of this Agreement or an individual Statement of Work.

(5)

Customer Intellectual Property. THE PARTIES HEREBY ACKNOWLEDGE AND AGREE THAT SUBJECT TO Section 8(6) BUT NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT, CUSTOMER IS NOT TRANSFERRING OR GRANTING ANY RIGHT, TITLE, OR INTEREST IN OR TO (OR GRANTING ANY LICENSE IN OR TO) ANY PROPRIETARY MATERIALS CREATED BY CUSTOMER OR DIRECTLY OR INDIRECTLY PROVIDED TO PROVIDER BY CUSTOMER OR BY ITS AFFILIATES OR THIRD PARTY SUPPLIERS, NOR TRANSFERRING OR GRANTING ANY RIGHT, TITLE, OR INTEREST IN OR TO (OR GRANTING ANY LICENSE IN OR TO) ANY OF CUSTOMER’S INTELLECTUAL PROPERTY RIGHTS WHENEVER ACQUIRED, AND GRANTS PROVIDER NO RIGHTS IN OR TO, NO LICENSE TO, AND NO PERMISSIONS REGARDING ANY SUCH PROPRIETARY MATERIALS OR INTELLECTUAL PROPERTY RIGHTS.

(6)

The sole exception to the foregoing reservation of rights is that Customer hereby grants Provider a limited, nonexclusive, non-transferable license (that shall automatically terminate upon the termination of this Agreement), with rights to sub-license to its Affiliates and permitted subcontractors, to use, reproduce, display, perform and distribute the Proprietary Materials provided by Customer solely as is necessary for Provider to perform its obligations under this Agreement, subject to the terms and conditions of this Agreement. In no way expanding the foregoing license, said license in no manner permits Provider to make commercial use of Proprietary Materials provided by Customer or Customer Intellectual Property Rights for the benefit of any third party.

(7)

Trademarks. Each Party recognizes and acknowledges the great value of the goodwill associated with the name and trademarks of the other Party and its Affiliates, and the identification of the proprietary Party’s (and its Affiliates’) products and services therewith. Each Party agrees that it obtains no rights, title or interest in or to any of the trademarks, trade names, logos, service marks or other markings belonging to the other Party or its Affiliates. Each Party agrees not to attack the validity of any of the other Party’s

(or its Affiliates’) trademarks, or other Intellectual Property Rights or (save as required by Law or process of Law) to assist any other Person in so doing, during the Term or at any time thereafter.

Section 9         Data and Output

(1)

Ownership. As between the Parties, all data supplied by Customer or its Affiliates and all data and other Output generated through Customer’s or its Affiliates’ use of the Services shall be and remain the property of Customer and/or its Affiliates. During the Term, Customer grants to Provider the non-exclusive right and license to receive, retrieve, process, hold, transmit, copy, back-up and store any Output solely as necessary in connection with the performance of the Services.

(2)

No Processing of Personal Data. The Parties acknowledge that as at the Effective Date, neither Party acts as a processor of Personal Data on behalf of the other. If at any point during the term, either Party considers that one Party is acting as processor of Personal Data on behalf of the other, then the Parties will negotiate in good faith a separate data processing agreement to cover the matters required by the Data Protection Laws. Without prejudice to the foregoing, the Parties shall, at all times during the Term, comply with their obligations under the Data Protection Laws.

Section 10         Representations, Warranties and Covenants

(1)

Asset Warranty. In relation to each Asset, Provider shall (or shall procure that its Affiliates or Subcontractors shall, as applicable) pass to Customer and its Affiliates the benefit of the warranty provided by the relevant manufacturer in the relevant purchase agreement for such Asset (or where Provider or one of its Affiliates is the manufacturer, the warranty in the Provider or its Affiliate’s standard terms) (the “Manufacturer’s Warranty”). Customer shall, upon reasonable notice by Provider, effect any actions required under any such Manufacturer’s Warranty in order to activate or maintain the same. To the extent the Manufacturer’s Warranty period has lapsed, no warranty shall cover the Assets. For the avoidance of doubt and except as set out above in this Section 10(1), Provider shall not provide or be deemed to provide Customer with any express or implied warranty regarding Assets or be otherwise liable for any lack of recourse of Customer under any Manufacturer’s Warranty. Warranties to be provided by Provider to Customer in respect of any item of Equipment are limited solely to those expressly set forth in a relevant Equipment Purchase Agreement.

(2)

Mutual Representations and Warranties. Each Party represents and warrants to the other Party (and acknowledges that the other Party is relying on such representations and warranties in connection with entering into this Agreement) that:

(a)

such Party is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation and is qualified to do business in all jurisdictions in which qualification is necessary in order to transact its business and perform its obligations set out in this Agreement;

(b)	such Party has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted by it;

(c)	the person executing this Agreement and each Statement of Work on its behalf has express authority to do so and to bind the Party;

(d)	it has obtained all necessary approvals, consents and authorizations to enter into, and to perform its obligations under, this Agreement and each Statement of Work;

(e)

it is not under any current obligation or restriction, nor will it knowingly assume any such obligation or restriction, that does or could interfere with the performance of its obligations under this Agreement in any material respect;

(f)

the execution, delivery, and performance of this Agreement or any Statement of Work does not violate in any material respect any provision of any bylaw, charter, regulation, or any other governing authority of the Party, or any other agreement to which it is a party, and its obligations under this Agreement, including each Statement of Work, are valid and binding obligations; and

(g)	it is not insolvent or the subject of any insolvency, winding up or similar proceedings in its country of incorporation.

(3)

Additional Provider Representations, Warranties and Covenants. As of the Closing, Provider further represents, warrants and covenants to Customer (and acknowledges that Customer is relying on such representations, warranties and covenants in connection with entering into this Agreement) that:

(a)	it and its personnel possess the necessary technology, skills and experience to perform Provider’s obligations under this Agreement and each Statement of Work;

(b)	this Agreement and each Statement of Work, when executed, are and shall be legal, valid and binding obligations of Provider (or its Affiliates, as applicable);

(c)

Provider’s (and its Affiliates’) provision and Customer’s (and its Affiliates’) use of the Services and the Provider Materials, does not and will not infringe or misappropriate the Intellectual Property Rights of any Person. Provider is and will be the legal and beneficial owner or authorized licensee of all Intellectual Property Rights in and to the Services and the Provider Materials and has the full power and authority to grant the rights in and to Services and the Provider Materials and to provide the Services and the Provider Materials as contemplated in this

Agreement without the consent of any Person. Provider is not aware of any infringement or misappropriation claims by any third party in relation to the Services or the Provider Materials;

(d)

Provider has sufficient capacity, and Provider has no knowledge of facts or circumstances that would limit Provider’s ability, to: (i) perform the Services and (ii) manufacture (or procure the manufacture of) the Equipment in all material respects as contemplated by this Agreement;

(e)

no portion of the Services or the Provider Materials contains or will contain any virus, Trojan horse, worm, logic bomb, drop-dead device, backdoor, shutdown mechanism, expiry code or similar software, or combination of any of the foregoing that is intended or designed to, is operable to, is likely to or has the effect of disabling, deleting, erasing, denying authorized access to, permitting unauthorized access to, repossessing, damaging, destroying, corrupting or otherwise affecting or interfering with the Services, the Assets or any data or files on or used in conjunction with any of them; and

(f)

there are no material outstanding litigation, arbitration or other disputed matters to which Provider is a Party which may have a material adverse effect upon the supply or operation of the Services, the Provider Materials or the fulfilment of Provider’s responsibilities and obligations pursuant to this Agreement or any Statement of Work. Provider will inform Customer in the event that any material litigation, arbitration or other disputed matter occurs, or is reasonably likely to occur, which will have a material adverse effect upon the provision of the Services, the Provider Materials or the ability of Provider to fulfill its obligations under this Agreement.

(4)

Additional Customer Representations, Warranties and Covenants. As at Closing, Customer further represents, warrants and covenants to Provider (and acknowledges that Provider is relying on such representations, warranties and covenants in connection with entering into this Agreement) that:

(a)

it has (or will have) a valid and enforceable right of access to and use of land at each Physical Location by legally binding lease, hosting or agreement with similar effect and is in good standing under such agreement(s) with the respective Physical Location provider(s) and it will not do or cause to be done, or omit to do, anything that would constitute a material breach of such agreement(s);

(b)

it has entered into and maintains legally binding energy supply agreements with appropriate providers under which MW are deliverable and accessible at each Physical Location in sufficient amounts for any Statement of Work issued under this Agreement;

(c)	this Agreement and each Statement of Work, when executed, are legal, valid and binding obligations of Customer (or its Affiliates, as applicable); and

(d)

there are no material outstanding litigation, arbitration or other disputed matters to which Customer is a Party which may have a material adverse effect upon the payment for the Services, the Provider Materials or the fulfilment of Customer’s responsibilities and obligations pursuant to this Agreement or any Statement of Work. Customer will inform Provider in the event that any material litigation, arbitration or other disputed matter occurs, or is reasonably likely to occur, which will have a material adverse effect upon the payment for the Services, the Provider Materials or the ability of the Customer to fulfill its obligations under this Agreement.

Section 11         Confidential Information

(1)

Confidential Information. Each Party (the “Receiving Party”) agrees that all non-public information furnished to it by the other Party or its Affiliates (the “Disclosing Party”), including software, pricing, financial information, business strategies, design information, methodologies, specifications, and other commercial and technical information to which it has access under this Agreement, are deemed confidential and proprietary information or trade secrets (collectively, “Confidential Information”) of the Disclosing Party and shall remain the sole and exclusive property of the Disclosing Party. The Receiving Party shall treat the Confidential Information in a confidential manner using the same degree of care as it uses to protect its own confidential information of a like nature, but no less than a reasonable degree of care given the sensitivity of the information and the circumstances of its disclosure. Subject to Section 11(2) and Section 11(3), the Receiving Party may use and copy the Disclosing Party’s Confidential Information only in direct furtherance of the purposes of this Agreement. Except to the extent necessary in connection with the exercise of its rights or the performance of its obligations under this Agreement or as otherwise permitted under Section 11(2) or Section 11(3), neither Party may directly or indirectly disclose the Disclosing Party’s Confidential Information other than to its employees, advisors, lenders and investors on a “need to know” basis, but only after they have been advised of the information’s confidential and proprietary nature, and have agreed to protect same on terms no less onerous than the terms of this Section 11.

(2)	Exceptions. Notwithstanding anything to the contrary contained herein, the Receiving Party has no obligation to preserve the confidentiality of any information that is:

(a)	previously known, or received rightfully by the Receiving Party without any obligation to keep it confidential;

(b)	distributed to third parties by the Disclosing Party without restriction;

(c)	publicly available other than by unauthorized disclosure by the Receiving Party; or

(d)	independently developed by the Receiving Party as evidenced by its records.

(3)	Required Disclosure. Notwithstanding anything to the contrary herein, each Party may, in its capacity as a Receiving Party, disclose Confidential Information of the Disclosing Party:

(a)

if and to the extent required by a governmental or regulatory authority or pursuant to the rules of a recognized stock exchange, on condition that, to the extent permitted by Law, before disclosing such Confidential Information, the Receiving Party uses commercially reasonable efforts to promptly notify the Disclosing Party of the required disclosure and, at the Disclosing Party’s cost and expense, cooperates with the Disclosing Party to take such steps as it desires to challenge or contest such disclosure or seek a protective order; or

(b)

if the Receiving Party is required by a governmental or regulatory authority or pursuant to the rules of a recognized stock exchange to disclose Confidential Information of the Disclosing Party (including this Agreement) pursuant to applicable securities Laws, the Receiving Party will promptly notify the Disclosing Party and will fully cooperate and work in good faith with the Disclosing Party to determine appropriate redactions from the Confidential Information.

(4)

Securities Law Matters. Each Receiving Party acknowledges that access to the Confidential Information of the Disclosing Party may provide the Receiving Party with material information concerning the Disclosing Party which has not been publicly disclosed. Accordingly, the Receiving Party may be subject to applicable securities Laws that may restrict its ability to disclose such information to others or to purchase or sell securities. Each Party as a Receiving Party acknowledges and agrees that it shall fully comply with such Laws.

Section 12         Audit Rights

(1)

Audits. Customer and its Controlled Affiliates (where they have purchased or requested Services) and each of their respective authorized representatives, shall have the right to documentary audit (including Records) regarding Provider’s provision of the Services and Equipment and compliance with its other obligations under this Agreement where Customer is compelled by, or in connection with a formal request from, a United States regulator or governmental authority. Provider shall procure that Customer is provided with such assistance as it reasonably requires for such audits. Customer shall cover Provider’s reasonable, evidenced costs incurred in connection with any audit.

(2)

Regulatory compliance. Provider shall at all times cooperate with any regulator in connection with the Services and shall provide all such reasonable assistance as Customer may require in dealing with regulators as is relevant to the Services from time to time.

(3)

Books and Records. Provider shall maintain complete and accurate records of its activities related to the performance of its obligations under this Agreement (“Records”) and shall retain such records for a minimum period of six (6) years after the end of the Term, or such longer period as may be required by applicable Law.

(4)

Inspection of the Costs. Without prejudice to Section 12(1), upon no less than fourteen (14) days’ written notice of the Customer, the Provider shall grant access or provide to the Customer to all Records (or copies thereof) pertaining to the calculation of the Service Fees (as defined in Section 6(1)).

(5)	Confidentiality. All Records will be “Confidential Information” for the purposes of this Agreement.

Section 13         Indemnification; Right of Set-Off

(1)

Subject always to Section 14 below, Provider agrees to indemnify and hold harmless the Customer and its Controlled Affiliates, and their respective directors, officers and employees (each, an “Indemnitee”) from and against all suits at law or in equity and from all liabilities, damages, costs, losses, claims and expenses (including legal and other professional fees) (collectively, “Losses”) incurred by an Indemnitee resulting from:

(a)

any material breach by Provider or its Affiliates, including their respective directors, officers, employees, agents and subcontractors (collectively, “Personnel”), of its obligations under this Agreement;

(b)	any gross negligence, criminal act, fraudulent act, fraudulent omission or willful misconduct by Provider, its Affiliates or any Personnel;

(c)

any damage, loss or destruction of any tangible, real or personal property while in the possession or control of Provider, its Affiliates or any Personnel, or otherwise to the extent caused by any act, omission or willful misconduct of Provider, its Affiliates or any Personnel;

(d)	Provider or its Affiliates (i) having made inaccurate warranties or representations, or (ii) otherwise acting beyond the scope of its authority, in each case as expressly set out in this Agreement;

(e)	Personnel’s grossly negligent acts, or omissions (including claims for death, personal injury, or damage to property);

(f)

infringement of a third party’s Intellectual Property Rights, excluding Losses resulting from (i) a use of the Provider Material in a manner not contemplated by the user manuals provided by Provider, (ii) Customer’s gross negligence, (iii) Provider’s compliance with or use of designs, requirements, specifications, instructions or alterations supplied or developed by the Customer or its Affiliates; and

(g)

the employment or termination of employment of any Provider Personnel (including notice pay, redundancy or severance costs) whom the Customer, its Affiliates or any successor supplier does not wish to employ (in circumstances where, on termination or expiry of this Agreement or any Statement of Work, the Customer, its Affiliate or such successor supplier is required or deemed by operation of Law to assume the obligations of employer to such Personnel).

(2)

Subject always to Section 14 below, Customer agrees to indemnify and hold harmless Provider and its Affiliates, successors, and assigns, and their respective directors, officers, employees, and agents (each and “Indemnitee”) from and against all suits at law or in equity and from all Losses incurred by an Indemnitee resulting from the Customer Materials infringing or misappropriating any Intellectual Property Rights of any third party, excluding Losses resulting from (i) the use of the Customer Materials in a manner not permitted by this Agreement, (ii) Indemnitees’ negligence, or (iii) compliance with or use of designs, requirements, specifications, instructions or alterations supplied or developed by the Provider or its Affiliates.

(3)

Upon a third party threatening or bringing a claim in respect of which either Party has given an indemnity pursuant to this Agreement (the “Indemnitor”), the Indemnitee shall notify the Indemnitor as soon as reasonably practicable upon becoming aware of the claim and:

(a)	the Indemnitor shall, at its own expense, defend the claim and have sole control of the conduct of the defense and settlement of the claim, provided that the Indemnitee shall have the right to:

(i)

where appropriate, participate in any defense and settlement, such participation to be at its own cost where it is not pursuant to a request for participation from the Indemnitor and in any event the Indemnitor shall remain in control of the conduct of the defense;

(ii)

review the terms of any settlement and approve any wording which relates to an admission of liability on the part of the Indemnitee or which the Indemnitee reasonably believes shall impact the Indemnitee’s reputation (such approval not to be unreasonably withheld) and reasonably veto any proposed admission of liability by the Indemnitor in respect of the Indemnitee and any such settlement or admission (including its terms) shall be the Confidential Information of both Parties; and

(iii)	join the Indemnitor as a defendant in legal proceedings arising out of the claim;

(b)	the Indemnitee shall:

(i)

not make any admissions (except under compulsion of applicable Law), agree to any settlement or otherwise compromise the defense or settlement of the claim without the prior written approval of the Indemnitor; and

(ii)	give, at the Indemnitor’s request and cost, all reasonable assistance in connection with the defense and settlement of the claim; and

(c)	if the Indemnitor does not elect to defend the claim or does not, following such election, actively defend the claim, then:

(i)

the Indemnitee shall have the right to defend or settle the claim in the manner it considers appropriate, at the cost of the Indemnitor (including in respect of any Losses for which the Indemnitor is liable pursuant to the indemnity and legal costs on an attorney-client basis); and

(ii)	the Indemnitor shall give, at Indemnitee’s request, all reasonable assistance in connection with the conduct of the defense and settlement of the claim at the cost of the Indemnitor.

(4)

Right of Set-Off. Notwithstanding anything to the contrary herein, the Parties shall have the right to set off amounts due and payable to the other Party against any Losses owing by that other Party (and/or its Affiliates) to the relevant Party pursuant to this Agreement.

Section 14         Limitation of Liability

(1)

Exclusion of Damages. EXCEPT AS PROVIDED IN SECTION 14(3), NOTWITHSTANDING ANY OTHER PROVISION CONTAINED IN THIS AGREEMENT, INCLUDING IN ANY STATEMENT OF WORK, IN NO EVENT SHALL EITHER PARTY OR ITS OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS BE LIABLE TO THE OTHER FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR AGGRAVATED DAMAGES OF ANY KIND WHATSOEVER (INCLUDING INDIRECT LOSSES OF: (i) SAVINGS, (ii) BUSINESS, (iii) PROFIT, (iv) DATA, (v) USE, OR (vi) GOODWILL), EVEN IF NOTIFIED IN ADVANCE OF SUCH POSSIBILITY ARISING OUT OF OR IN ANY WAY CONNECTED TO THIS AGREEMENT HOWSOEVER CAUSED AND REGARDLESS OF CAUSE OR ACTION OR THE THEORY OF LIABILITY, WHETHER IN CONTRACT, TORT OR OTHERWISE.

(2)

Limitation on Liability. Except as provided in Section 14(3), in no event shall the aggregate liability of either Party, its Affiliates, and their respective directors, officers, employees and agents, for Losses arising under or in connection with this Agreement, including any Statement of Work, exceed the total amount of Service Fees paid by Customer to Provider under this Agreement (and all Statements of Work) during the twelve (12) month period preceding the first claim made under this Agreement (or if Services have not been performed throughout the preceding twelve (12) month period, a prorated amount determined by taking the fees paid or payable for Services under this Agreement (and all Statements of Work) divided by each full month in which such Services were rendered and multiplying that amount by 12).

(3)	Exceptions. The exclusions and limitations set forth in this Section 14 shall not apply to:

(a)

Losses suffered or incurred by the Customer or its Affiliates as a result of any deliberate and sustained cessation of any portion of the Services provided under a Statement of Work by Provider or its Affiliates without a bona fide attempt to resume such portion of the Services or to remedy the cause of such cessation;

(b)	the indemnities under Section 13(1)(b), Section 13(1)(e), Section 13(1)(f) and Section 13(1)(g);

(c)

(i) gross negligence or intentional misconduct of a Party, its Affiliates or any Personnel, or (ii) personal injury or death, fraud or other criminal activity of a Party, its Affiliates or any Personnel;

(d)

any Losses relating to deliberate misappropriation by Provider or its Affiliates of any cryptocurrency generated from mining activities of the Equipment (which, for the avoidance of doubt, shall not include Losses relating to the fluctuation in market price of such cryptocurrencies);

(e)	any failure to pay Service Fees by the Customer or its Affiliates; or

(f)	the extent that any liability cannot be excluded or limited under applicable Law.

(4)

Power Agreements. For the avoidance of doubt, Provider shall have no liability to Customer under or pursuant to this Agreement, whether for Losses or otherwise, to the extent such losses arise directly or indirectly due to the failure of any energy provider to supply energy, or Customer to receive supply of energy, for any reason whatsoever under any Power Agreement.

(5)

Reasonableness. The Parties agree that these limitations are fundamental conditions of contract, are reasonable under the circumstances, and that the Parties would not have entered into the Agreement or any Statement of Work but for the inclusion of these limitations on its liability.

Section 15         Termination.

(1)

Right of Termination. In addition to the Parties’ respective termination rights under Section 3, Section 7(1) and Section 21(4), this Agreement or any Statement of Work may be terminated immediately by either Party upon written notice to the other Party if:

(a)

the other Party or any of its Affiliates commits a material breach of this Agreement which (in the case of a breach capable of being remedied) is not remedied or compensated to the reasonable satisfaction of the non-breaching Party within thirty (30) calendar days of receipt of a written request to do so by the non-breaching Party (it being acknowledged and agreed that a failure to pay undisputed Service Fees by Customer in accordance with Section 6 shall constitute a material breach and shall be subject to the foregoing thirty (30) day cure period); or

(b)

either Party: (i) makes a general assignment for the benefit of its creditors; (ii) files an application for a bankruptcy order, or an application for a bankruptcy order is made in respect of such party; (iii) applies for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets; or (iv) commences under the Laws of any jurisdiction any proceeding for relief under the relevant bankruptcy or insolvency Laws or successor legislation, or corresponding legislation in applicable foreign jurisdictions, involving its insolvency, reorganization, adjustment of debt, dissolution, liquidation or other similar proceedings for the release of financially distressed debtors.

(2)	Unless expressly provided otherwise in any Statement of Work, this Section 15 sets out the only grounds on which this Agreement or any Statement of Work may be terminated.

Section 16         Effect of Termination or Expiry.

(1)

General. Upon the termination or expiry of this Agreement or a Statement of Work for any reason, all outstanding and undisputed amounts owing pursuant to a terminated Statement of Work will become due and payable. The terms and conditions of this Agreement will apply to any Services delivered by Provider after the termination the relevant Statement of Work, although the delivery of the Services will not in any way be construed as an agreement by either Party to renew this Agreement or the Statement of Work for a further term. The termination of a Statement of Work will be without prejudice to the accrued rights and liabilities of either Party and shall not automatically terminate any other Statements of Work in effect under this Agreement.

(2)

Termination Assistance. Upon the expiry or termination of this Agreement or any Statement of Work, however and whenever occurring, at Customer’s request, Provider (or its applicable Affiliate) shall provide all reasonable termination assistance to Customer (or its applicable Affiliate) at no cost to Customer of its Affiliates. As part of its termination assistance, Provider shall perform such tasks as reasonably requested by Customer to assist in an expeditious and orderly transition of the Services to Customer or a successor supplier (including providing access to and use of the applicable Physical Location(s)). This Section 16(2) shall not apply in the event of termination for material breach of this Agreement by Customer under Section 15(1) above.

(3)

Survival. All provisions which are expressly stated to survive or which by their nature should reasonably survive the termination or expiry of the Agreement or a Statement of Work for any reason, shall so survive, including Section 7, Section 8, Section 9, Section 11, Section 12, Section 13, Section 14, Section 16, Section 18, Section 21(1), Section 21(2), Section 21(5), Section 21(7), Section 21(9), Section 21(12), Section 21(14), and Section 21(16).

Section 17         Most Favored Customer and Non-Compete

(1)

Notwithstanding any other provision of this Agreement, all of the prices, benefits, and terms granted by Provider to Customer pursuant to this Agreement are hereby warranted by Provider to be no less favorable to Customer than the prices, benefits and terms that are being offered by Provider to any of its other customers for:

(a)	in respect of the Services, similar services in the territory of the United States; and

(b)	in respect of the Assets and Equipment, similar assets and equipment (as applicable), whether in the territory of the United States or elsewhere.

(2)

If at any time during the Term Provider reduces the sales price referred to in Section 17(1)(a) or Section 17(1)(b) (as applicable) below that paid by Customer, then Customer will be entitled to the benefit of such price reduction for the same with effect from such date of third party reduction (and not retrospectively) (the “Price Protection”). Where Price Protection shall arise and apply, Provider shall inform Customer as soon as reasonably practicable and apply the applicable discounted price to the next following invoice or Statement of Work.

(3)	During the Term of this Agreement Provider undertakes to Customer that:

(a)

subject to Section 17(3)(b), below, it will not engage in, establish, hold a position as shareholder, partner or investor, or otherwise participate, directly or indirectly, in any entity or person that is engaged exclusively or primarily in the business of maintaining and running a digital asset infrastructure in any state or states in the United States for the purposes of production of computational power compliant with SHA256 or other cryptographic algorithms which assume digital assets as rewards as a result of monetization of that computational power (“Restricted Business”).

(b)

This Section 17(3) shall not apply to any ownership interest Provider may have or hold, directly or indirectly, in securities of an entity or person conducting Restricted Business where (i) gross revenues of such business constitute less than twenty (20) percent of overall gross revenues of such entity or person, or (ii) such securities constitute or relate to less than ten (10) percent of the fully diluted share capital of such entity or person.

Section 18         Dispute Resolution

(1)

General. The Parties will act reasonably in interpreting and enforcing this Agreement and each Statement of Work. Any issue concerning this Agreement or a Statement of Work will initially be addressed by each Party’s Project Managers and, in the event that resolution cannot be achieved within a reasonable timeframe, either Party may escalate the issue to the Parties’ respective CEOs for resolution. If the Parties are not successful in resolving an issue pursuant to such process, or if the issue is material and either Party believes the Parties will not be successful resolving such issue or dispute pursuant to such process, then either Party may issue a formal written notice (a “Dispute Notice”) that a dispute (“Dispute”) has arisen and Section 18(2) will apply. For the avoidance of doubt, a Dispute may include any claim, difference or controversy arising out of, relating to or in connection with the Agreement, including disputes as to its existence, validity, interpretation, performance, breach, termination, or the consequences of its nullity, and disputes in relation to non-contractual obligations arising in connection with the Agreement or its purpose.

(2)

Escalation of Disputes to Arbitration. Except for Disputes involving Confidential Information or the infringement or misappropriation of Intellectual Property Rights (in which case either Party will be free to seek available remedies in the courts of New York) and as provided in Section 18(3) if the Dispute is unresolved by each Party’s representatives within seven (7) days after the issuance of the Dispute Notice (or such other period of time agreed to in writing by the Parties) then such Dispute shall be resolved as follows:

(a)

a Party shall commence arbitration in respect of a Dispute by delivering to the other Party and to the International Chamber of Commerce (the “ICC”) a written notice of arbitration. The Dispute will be arbitrated and resolved under the Rules of the ICC. The ICC Rules are incorporated by reference into this Section;

(b)	the claimant and the respondent shall each nominate on arbitrator for appointment and confirmation by the ICC court. The ICC court shall appoint the chairman;

(c)

the seat of the arbitration will be the city of New York, New York, United States, the language of the arbitration will be English. If the Dispute requires parties to rely upon documents in any other language then the said documents shall be accompanied by an English translation (in whole, or in relevant part, as appropriate);

(d)	there will be three (3) arbitrators. The claimant and the respondent shall each nominate on arbitrator for appointment and confirmation by the ICC court. The ICC court shall appoint the chairman;

(e)

the arbitration will be kept confidential and the existence of the proceeding and any element of it (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions and any awards) will not be disclosed beyond the arbitrators, the Parties, their counsel and any person necessary to the conduct of the proceeding, except as may lawfully be required in judicial proceedings relating to the arbitration or otherwise or as may be required by applicable Law;

(f)	this arbitration provision will be governed by and interpreted and enforced in accordance with the laws of the state of New York; and

(g)	judgment upon any award(s) rendered by the arbitral tribunal may be entered in any court having jurisdiction thereof.

(3)

Equitable Relief. Notwithstanding any other provision of this Agreement, a Party shall have the right to apply to the courts of New York to seek injunctive or other equitable relief, on either an interim or permanent basis, for any claim arising under or in connection with this Agreement.

(4)

Continued Performance. Each Party agrees to continue performing its obligations under this Agreement while any Dispute is being resolved and without limiting either Party’s rights to terminate this Agreement as provided in Section 15.

Section 19         Business Continuity and Disaster Recovery Planning

(1)

The Parties acknowledge that within three (3) months from the effective date of the first Statement of Work, Provider shall provide the Customer with a formal written business continuity and disaster recovery plan, in form and substance reasonably acceptable to Customer (the “Business Continuity and Disaster Recovery Plan”). From and after the date of delivery of the Business Continuity and Disaster Recovery Plan until the expiry or termination of this Agreement or the last Statement of Work, Provider shall comply with the Business Continuity and Disaster Recovery Plan.

(2)

During the Term, Provider will immediately report to Customer: (i) any significant changes to the Business Continuity and Disaster Recovery Plan; and (ii) any event that could materially affect the delivery of the Services or result in Losses to Customer or its Affiliates.

(3)	Provider agrees that, upon request by Customer, Provider will provide to Customer a summary of any business continuity and disaster recovery test results relating to any of the Services.

Section 20         Governance of Relationship during Term

Within ten (10) days from the effective date of the first Statement of Work, Provider and Customer will each designate an employee as its project manager (the “Project Manager”) who will act as the primary contact for each Party with respect to all matters relating to this Agreement and the Statements of Work, along with such other employees to fulfill functions agreed by the Parties as useful in order to effectively manage the Services. The Project Manager will be responsible for the day-to-day management of the ongoing tasks and activities involved in the performance of the Services. Provider shall also identify the designated personnel of Provider (or its Affiliates) (together with the Project Manager, the “Key Personnel”) who will be assigned to perform

Provider’s obligations under this Agreement and the Statements of Work. Provider will not permit any Key Personnel to cease to perform those obligations that he or she has been assigned to perform, except for reasons of illness, resignation, termination for cause or other causes outside the reasonable control of Provider, or, at Customer’s request. If Provider removes any Key Personnel, Provider promptly will propose for approval by Customer (not to be unreasonably refused) a replacement employee who has the qualifications, expertise and knowledge required to carry out the obligations under this Agreement and the Statements of Work. Provider will be responsible for costs and expenses for the period required to equip such replacement personnel with knowledge necessary to perform at the same level as the replaced personnel. The Project Manager will meet regularly with Customer to report on progress to Customer and compliance with this Agreement and the Statement of Work (including compliance with service levels and uptime requirements), and to identify and resolve issues. Provider shall provide such information relating to the Services and this Agreement, and attend such governance and relationship meetings, as Customer may reasonably request from time to time.

Section 21         Miscellaneous Provisions

(1)

Governing Law. This Agreement, including each Statement of Work, and any non-contractual rights or obligations arising out of or in connection with them, shall be governed by and construed in accordance with the laws of the laws of state of New York and the federal laws of United States applicable therein, but without regard to conflict of laws provisions. To the extent to which it would otherwise apply, the Parties hereby expressly exclude the application of the United Nations Convention on the International Sale of Goods to this Agreement.

(2)

Compliance with Laws. At all times during the Term and in the performance of its obligations under this Agreement, each Party will comply with, and cause its personnel and subcontractors involved in the provision or receipt of the Services to comply with, all applicable Laws.

(3)

Assignment. Each Party agrees that it may not assign this Agreement or any Statement of Work or any of its rights or obligations under this Agreement or a Statement of Work, in the absence of the other Party’s prior written consent. Notwithstanding the foregoing sentence, Provider shall have the right to assign this Agreement, and all rights and obligations hereunder, to any Affiliate of the Provider subject to prior written notice to Customer; provided, that such assignee shall remain an Affiliate of Provider, failing which Provider shall re-assign this Agreement to another Affiliate of Provider.

(4)

Force Majeure. Notwithstanding anything to the contrary herein, Provider shall not in any circumstances be in breach of this Agreement nor liable for delay in performing, or failure to perform, any of its obligations under this Agreement if such delay or failure results from events, circumstances or causes beyond its reasonable control, including strikes, lock-outs or other industrial disputes (with the exception of the workforce of Provider), failure of a utility service (including planned or unplanned power outages or breakdowns in power transmission) or transport, telecommunications or internet network, equipment failure, system failure, act of God or nature, invasion, terrorist attack or threat of terrorist attack, war (whether declared or not) or threat or preparation for war, riot, civil commotion, pandemic, malicious damage, changes to any Law or governmental order, rule, regulation or direction, fire, explosion, rain, flood, storm, lightning or other extreme weather conditions, earthquake, subsidence, epidemic or other natural disaster, or involuntary power curtailment, maintenance and repair downtime (“Force Majeure”). Upon claiming the occurrence of a Force Majeure event, the party claiming Force Majeure will promptly provide the other Party with written notice of the event and the estimated period of delay. If a Force Majeure event results in a delay of more than forty-five (45) days, the Party not claiming Force Majeure may, at its option, elect to terminate the affected Statement of Work by giving notice to the other Party in writing. Notwithstanding the foregoing, a Party affected by an event of Force Majeure shall not be relieved of its obligations hereunder unless it has used commercially reasonable efforts to (and shall continue to use for the duration of such Force Majeure event to): (i) recommence performance of the obligations that it has failed to perform as a result of such Force Majeure event without delay, (ii) in the case of Provider, to the extent it cannot recommence performance, mitigate the impact of such Force Majeure event on the provision of the Services. If a Force Majeure event causes Provider to allocate limited resources between or among Provider’s customers, Customer and its Affiliates shall not be placed in a lower priority to any other similarly affected customers of Provider. Where the provision of the Services or part thereof is prevented or affected by a Force Majeure event, the Customer’s obligation to pay the Services Fees shall be reduced commensurate with the Services that are not performed or part performed until Provider resumes full performance of that part of the Service in accordance with the terms of this Agreement. This Section shall not limit Provider’s business continuity and disaster recovery obligations pursuant to Section 19, except to the extent that such obligations are themselves prevented by the relevant event.

(5)

Non-Solicitation. During the Term and ending one year following the termination of this Agreement, each Party undertakes to the other that it shall not, without the other Party’s prior written consent, directly or indirectly; (i) solicit or encourage any person to leave the employment or other service of the other Party or its Affiliates; or (ii) hire, on behalf of tit or its Affiliates or any other person or entity, any person who has left the employment within the one year period following the termination of that person’s employment with the other Party or its Affiliates, provided that the foregoing shall not apply to any general, non-targeted recruitment campaign by either Party or its Affiliates. During the period commencing on the date hereof through and ending one year following the termination of this Agreement, each Party will not, whether for its own account or for the account of any other Person, intentionally interfere with the relationship of the other Party or its Affiliates with, or endeavor to entice away from the other Party or its Affiliates, any person who during the term of the Agreement is, or during the preceding one-year period, was a tenant, co-investor, co-developer, joint venturer or other customer of the other Party or its Affiliates.

(6)

Amendments. Neither this Agreement nor an individual Statement of Work may be amended or modified except in writing signed by the authorized representatives of both Parties (or in the case of a Statement of Work, by authorized representatives of both parties to such Statement of Work). No course of dealing or usage of trade by or between the Parties shall be deemed to affect any such amendment or modification.

(7)

Publicity. Subject to Section 11(3), neither Party will independently issue a press release or make any other disclosure regarding this Agreement or any Statement of Work, or about the other Party or the other Party’s business generally, without the other’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(8)

Relationship. The Parties are independent contractors, and nothing in the Agreement will be construed as to be inconsistent with that relationship. Under no circumstances will any of a Party’s personnel be considered employees or agents of the other Party. Nothing in this Agreement grants either Party the right or authority to make commitments of any kind for the other, implied or otherwise, without the other Party’s prior written agreement. Neither this Agreement nor any Statement of Work constitutes or creates, in any manner, a joint venture, agency, partnership, or formal business organization of any kind.

(9)

Severability. If one or more provisions of this Agreement is held to be unenforceable under applicable Law: (i) the unenforceable portion will not affect any other provision of this Agreement; (ii) the Agreement will be construed as if the unenforceable provision was not present; and (iii) the Parties will negotiate in good faith to replace the unenforceable provision with an enforceable provision with effect nearest to that of the provision being replaced.

(10)

No Waiver. Failure by either Party to insist upon the performance of any term, covenant, or condition in this Agreement, or to exercise any rights under this Agreement, will not be construed as a waiver or relinquishment of the future performance of any such term, covenant, or condition, or the future exercise of any such right, and the obligation of each Party with respect to such future performance will continue in full force and effect.

(11)

Cumulative Remedies. The rights and remedies of each Party under or this Agreement and each Statement of Work are cumulative, may be exercised as often as such Party (in its absolute discretion) considers appropriate and are in addition to its rights and remedies under applicable Law.

(12)	Notices. Any notice required to be sent or given to Provider or Customer will be sent by personal delivery, confirmed facsimile or email, or reputable international courier service,

return receipt requested, addressed to the Party at the address set out at the head of this Agreement, or such other address as a Party may notify the other from time to time in accordance with this Section. Notice will be deemed to have been received upon physical receipt by the recipient, as evidenced by the fax confirmation or return receipt. Notices received after 5:00 p.m. local time, or on a Saturday, Sunday or public holiday in the place of receipt will be deemed to have been received at 9:00 a.m. on the next business day.

(13)

Further Assurances. In furtherance of the provisions hereof, the Parties agree to take or cause to be taken such further actions and to execute, deliver and file, or cause to be executed, delivered and filed, such further documents and instruments as may be required or reasonably necessary in order to fully effectuate the purposes, terms and conditions of this Agreement.

(14)

Representation by Counsel; Fair Negotiation. Each Party agrees that it has read and understands this Agreement, and that it has had the opportunity to be represented by independent counsel of its choice in the negotiation of this Agreement. This Agreement will therefore be deemed to have been negotiated and prepared at the joint request, direction, and construction of the Parties, at arms’ length and with the advice and participation of counsel, and will be interpreted in accordance with its terms without favor to either Party.

(15)

Entire Agreement. This Agreement, including its schedules and all agreed Statements of Work, is the entire agreement and understanding between the Parties with respect to the Services, and supersedes all prior communications, representations and agreements between the Parties, whether written or oral, relating to the subject matter of a Statement of Work. The Parties acknowledge that no reliance is placed on any communication, representation or agreement made but not embodied in this Agreement and waive any right either Party may have in respect of any misrepresentation not contained in this Agreement, unless such misrepresentation was made fraudulently.

(16)

Signed Counterparts. This Agreement may be executed in any number of counterparts, which may include counterparts executed and delivered by emailed scan or facsimile, each of which so executed shall be deemed to be an original, and all of which when read together shall constitute one and the same document.

(17)

Rights of Third Parties. A person who is not a party to this Agreement shall have no rights to enforce any of its terms. Each Party represents to the other that their respective rights to terminate, rescind or agree any amendment, variation, waiver or settlement under this Agreement are not subject to the consent of any person that is not a party to this Agreement.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF the Parties have caused this Agreement to be executed by their duly authorized representatives as of August 26, 2021.

CIPHER MINING TECHNOLOGIES INC.		BITFURY TOP HOLDCO B.V.

By:	/s/ Tyler Page	By:	/s/ Oleg Blinkovs
Name:	Tyler Page	Name:	Oleg Blinkovs
Title:	Chief Executive Officer	Title:	Managing Director

[Signature Page to Master Services and Supply Agreement]

SCHEDULE 1

DESCRIPTION OF SERVICES

A. DESIGN, PROCUREMENT AND DEPLOYMENT

1.	Overall project management, including:

a.	Project management and quality control

b.	Process quality control and execution management

c.	Timing and budget management

d.	Risk management

2.	Site selection for future data centers, including:

a.	Consultations on site selection

b.	Technical due diligence

c.	Commercial negotiations with power producers, transmission providers and market operators

3.	Basic and detailed engineering, with IFB, IFCR, IFC packages:

a.	Civil:

i.	Overall site layout

ii.	Site grading layout, site grading Clauses

iii.	Foundation layout, foundation plans and Clauses

iv.	Pile schedule, fencing and gates

v.	Offices layout, IT-trailer, workshop, warehouse and auxiliary buildings

vi.	Utilities communications (water, sewage, heating, etc)

b.	Electrical communication design:

i.	Power system study reports

ii.	Single line diagram: site overall

iii.	Transformer skids and switchgear single-line and specifications

iv.	Single line diagram IT Office/Office/Workshop and auxiliary buildings

v.	Cable routing and cable trays details, cables schedule

vi.	Lightning protection report and Lightning protection layout

vii.	Site grounding study and layout

viii.	BBAC electrical layout and communication plan

c.	SCADA and network layout:

i.	Communication strategy

ii.	Overall site SCADA design

iii.	BlockBox SCADA design

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4.	Procurement:

a.	Energy equipment:

i.	High voltage equipment (transformers, breakers, switches, etc)

ii.	Medium and Low voltage equipment, such as switchgears, transformer with skids, electrical panels, etc

iii.	Cables and accessories

b.	Construction services

c.	Offices trailers, warehouses, workshops

d.	Spare parts stock

e.	Logistics

f.	Other equipment, services and materials, required for project completion.

5.	Construction, including:

a.	Ground works:

i.	Ground levelling

ii.	Fencing and gates

iii.	Grounding

iv.	Foundations installation for BBACs, switchgears, offices etc

v.	Cable routes preparations (cable trays or in trenches)

vi.	Site backfilling with gravel/road slabs

vii.	Security system implementing

viii.	Other measures, required by project and/or local authorities, incl. environmental measures

ix.	BBAC unloading, installation and deployment

x.	Setting up the offices and auxiliary buildings (warehouse, workshop etc)

b.	Electrical works:

i.	Unloading energy equipment

ii.	Interconnection with the local utility

iii.	Cables assembly and terminations

iv.	Equipment interconnection and testing

v.	Auxiliary power supply panel and UPS installation and setting up

vi.	Diesel generator installation and tie-in

c.	SCADA:

i.	Fiber connection installation and welding

ii.	Weather station assembly and setting up

iii.	Operator room installation and setting up

6.	Commissioning:

a.	Factory acceptance tests for BBAC and major energy equipment

b.	Site acceptance testing upon receiving equipment on-site (energy equipment, BBACs, diesel generators etc)

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c.	PLC programming, deployment, HMI/Historian development and programming, feeder protection relay configuration and programming, Ethernet network device configuration

d.	Equipment energization and launch

7.	As-built documentation

8.	Personnel training:

a.	Operator training for PLC/SCADA/HMI systems

b.	Instruction package for operational personal

c.	Major components O&M manuals

d.	Safety policy and procedures development

9.	Maintenance schedule preparation and operational support.

B. OPERATIONS AND MAINTENANCE

1.	24x7 DC monitoring services, including:

a.	Overall DC performance monitoring

b.	SCADA (Supervisory Control and Data Acquisition) system centralized monitoring

c.	Power Infrastructure performance, transformers temperature and load monitoring

d.	Each BBAC Hashrate, electrical load, humidity and temperature monitoring

e.	IT trailer inside temperature monitoring

f.	CCTV system monitoring

g.	Physical security monitoring

h.	UPS monitoring

i.	Data center infrastructure management (DCIM) system of miner monitoring and remote control

2.	Miners maintenance, including:

a.	PSU change

b.	Hashboard change

c.	Motherboard replacements

d.	Fan control board replacements

e.	Busbar board replacements

f.	Software and Firmware updates

g.	OrangePi microcomputer replacements

h.	Data communication cables replacement

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i.	SD cards cloning and change

j.	Fans replacements

k.	Servers general cleaning

3.	BBAC container maintenance, including:

a.	PLC (Programmable logic controller) parameters set, maintenance and

b.	replacement

c.	Air filters maintenance and change

d.	Temperature and humidity sensors maintenance

e.	Electrical cabinet & power lines maintenance

f.	Emergency stop system maintenance

g.	Network switches and power splitters maintenance and replacement

h.	Mini-PC data logger maintenance and replacement

i.	UPS maintenance and replacement

j.	Automatic louvres control system maintenance and replacement

k.	Receptacles and fuses maintenance and replacement

l.	BBAC clearing

4.	IT core network and management servers’ maintenance, including:

a.	Wi-Fi access control system management and maintenance

b.	On-site LAN maintenance

c.	Telemetry system VLAN configuration and maintenance

d.	Redundant and secure internet access and performance monitoring

e.	General IT system access monitoring and reporting

f.	Pool server monitoring and redundancy

g.	Voice services (mobile phones and control)

h.	Mobile data services

i.	Management server’s data backup system maintenance

j.	Disaster recovery services

k.	Secure VPN remote access services

l.	IT 24x7 emergency support services

m.	UPS and Diesel generator power for IT network and equipment

5.	Software parameters configuration, including:

a.	Miners software and firmware optimal parameters and configuration sets

b.	Voltage and OSC parameters and ASIC maximum performance configuration

c.	sets

d.	Pool, difficulty, worker etc. mining parameters set

e.	Fan speed control

6.	Electricity infrastructure maintenance, including:

a.	Mid voltage (25KV) electricity supply from substation, cables and infrastructure

4

b.	25KV cubical switches (on/off device) maintenance

c.	25KV splitters maintenance

d.	25KV to 0.4KV 2500Kva oil transformer monitoring and maintenance

e.	0.4KV electricity distribution system maintenance

f.	Diesel generator (for office, workshop and IT network UPS) maintenance (oil change, filters, battery, diesel fuel check, etc.)

g.	UPS for critical infrastructure maintenance

h.	Grounding and lightning strike protection system maintenance

i.	PLC and SCADA system for monitoring and reporting maintenance

j.	Territory lights

7.	Miners performance management system support, including:

a.	Security configuration and environment updates

b.	Hashrate reporting

c.	Miners performance reporting

d.	Tools for software and firmware updates

8.	Ventilation and air conditioning system maintenance, including:

a.	On-site office and workshop facilities ventilation system maintenance

b.	On-site office and workshop facilities air conditioning system maintenance

c.	On-site office and workshop facilities heating system maintenance

d.	IT trailer air conditioning, heating, and ventilation system maintenance

e.	IT trailer temperature monitoring system maintenance

f.	Electronics repair trailer special ventilation system

9.	General facility and territory maintenance, including:

a.	Office, workshops and BBAC cleaning

b.	Territory cleaning

c.	Snow removal

d.	General facility maintenance and repairs

e.	On-site water closet maintenance

f.	Kitchen services (team, coffee, fridge, microwave, etc.)

g.	Catering services

h.	On-site service vehicles maintenance

i.	Security guards trailer maintenance

10.	Water supply, including:

a.	On-site office needs water supply

b.	Drinking water supply

c.	Wastewater utilization

d.	On-site office needs water system maintenance

5

e.	On-site office water heating / cooling system maintenance

11.	BBAC water walls maintenance (optional, for extra hot weather only)

a.	Water walls cleaning

b.	Water walls replacement

12.	Electronics diagnostics and repairs, including:

a.	PSU repairs

b.	Hash boards repairs, ASIC and Powerchips replacement

c.	Motherboards repairs

d.	Fan control boards repairs

e.	Busbar boar repairs

f.	OrangePi repairs

g.	Diagnostics of overall system components

13.	Software and Firmware updates and development services, including:

a.	Software improvements and bug fixes

b.	Firmware improvements and bug fixes

c.	New functionality implementations

d.	Optimal performance improvements

e.	R&D team 24x7 emergency support

14.	Security systems maintenance, including:

a.	Facility CCTV services and system maintenance

b.	Access control services and system maintenance

c.	Security guards 24x7 services

d.	Fire alarm services and system maintenance

e.	Storage facilities alarm services and system maintenance

f.	Territory fence maintenance

15.	Warehouse and logistics, including:

a.	Repair parts sourcing and delivery

b.	Facility maintenance materials sourcing and delivery

c.	Electricity infrastructure replacement parts sourcing and delivery

d.	Cooling systems repair and maintenance parts sourcing and delivery

e.	Global ad-hoc logistics and supply management services

f.	Cargo unload, load, and secure transport packing

g.	Export and import services

h.	Storage and warehouse management

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16.	Environment, health, and safety, including:

a.	Electrical safety trainings and certification

b.	Emergency first response trainings and certification

c.	Work safety procedures, monitoring and auditing

d.	Hazards awareness

e.	Safety audit and improvement program

17.	Project management and quality control, including:

a.	Projects management and execution control

b.	Process quality control

c.	Documentation, procedures, and policies

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SCHEDULE 2

PROCEDURE & FORM OF STATEMENT OF WORK

Ordering Process. Customer will place written orders for Services under the terms of this Agreement, by issuing to Provider a Statement of Work, as appropriate. Unless otherwise agreed upon, Customer will submit Statement of Work to Provider via electronic method (e.g. facsimile, email, etc.). Provider will not consider verbal orders for Services to be valid until confirmed by Provider’s receipt of an approved Statement of Work from Customer.

Each Statement of Work will include the following information:

1.	Date Issued;

2.	Parties;

3.	Physical Location;

4.	Assets;

5.	Description of Services (to include one or more from Schedule 1, e.g. “B.2.a. (PSU change)”);

6.	Additional Services (optional);

7.	Improvements (optional);

8.	Term:

Service Commencement Date;

Service End Date;

Renewal Term (optional);

9.	Fees and Payment:

Service Fee;

Additional Expenses (optional);

Early Termination Fee (optional).

The Parties have caused this Statement of Work to be executed by their duly authorized representatives as of the dates set out below, but with the intention that it be effective as of the Service Commencement Date.

8

Acceptance of Statement of Work. Provider will use best efforts to accept Statement of Work by providing Customer a written acknowledgment of such Statement of Work within twenty four (24) hours of receipt, with said acceptance of Statement of Work not to exceed forty-eight (48) hours.

Change Order. Customer may issue a Change Order in order to (i) implement any change or modification as required by or permitted by this Agreement; or (ii) correct typographical or clerical errors.

At any time prior to Provider’s delivery of the Service, or any component thereof, to the common carrier, Customer may issue a Change Order to: (i) change a Physical Location; (ii) modify the quantity; (iii) modify the commencement and end dates; (iv) order Services(s) which are of a superior quality, Improvements to, new release of or new option(s) of the Services, (consistent with the respective Description of Services in Schedule 1), set forth in the Statement of Work; or (v) any other reason contemplated by this Agreement. Any such Change Orders are to be reviewed with Provider to determine what (if any) further price / scheduling adjustments are necessary based on the changes submitted by Customer.

Cancellation. Customer may cancel all or any portion of the Statement of Work only within twenty-four (24) hours of its execution.

STATEMENT OF WORK FORM

The Services provided under this Statement of Work are subject to the terms and conditions of the Master Services Agreement dated             2021 and the Services Schedule 1 concluded between Bitfury Top HoldCo B.V., (hereinafter referred to as “Provider”) and Cipher Mining Technologies Inc.., on behalf of itself and its Affiliates, (“Customer”) (“Agreement”).

Service Order Date:	Statement of Work Number:

Description of Services:
All Services in Schedule 1	Y/N
Item Number from Schedule 1
Additional Service not in Schedule 1
Additional Information / Comments on Services:

9

Please indicate any particular requirement with respect to Services

Physical Location(s):
Physical Location:
Temporary Relocation	Y/N Please confirm whether you require Services outside Physical Location and if yes, please indicate such location
Duration at Temporary Relocation	Please indicate the period during which the Services will be provided in the Temporary Location
Equipment:	List the equipment currently available at a Physical Location and covered by this Statement of Work

Bill of Materials:
Description:	Quantity:	Price:

Term:
Recurring Service	Y/N
Commencement Date & Time	Day/Month/Year/Hour
End Date	Day/Month/Year/Hour

10

Renewal	Day/Month/Year/Hour
Additional Information / Comments on Services: Please indicate any particular requirement with respect to Services

Pricing and Payment:
Service Fee
Cost of Materials (if any)
Other Fees and Expenses (if any)
Invoicing Date	If left blank, the general provisions of the Agreement will apply
Payment Term	If left blank, the general provisions of the Agreement will apply
Applicable Sales Tax to Service Fee
Applicable Sales Tax to Materials
Total Service Fee
Total Cost of Materials

Deviations:

In this Section the Parties may restate a particular Section of the Agreement which, in the restated form, will apply only with respect to the Services under this Statement of Work. If you would like the provision not to apply to the Statement of Work, please indicate “Deleted”

Section #	[Title]
[Restated Provision]
Section #	[Title]

11

[Deleted]
Section #	[Title]
[Restated Provision]

Schedules & Attachments
[Title]	[Description]

[Insert name of Customer or its applicable Affiliate]	[Insert name of Provider or its applicable Affiliate]

Per:	Per:
Authorized Signatory	Authorized Signatory

Date:	Date:

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SCHEDULE 3

SERVICE LEVELS

1.	Technical Support and Problem Resolution:

1.1    Technical Support. Provider will provide Customer with Technical Support around the clock every calendar day (365x24). To facilitate such support, Provider will provide Customer with e-mail and telephone number (including online chat with support personnel) for submission of all Support Requests to on-call support technicians.

All requests for technical support will be logged using the Provider’s centralized ticketing system to enable us to appropriately assign and track the progress requests. Staff will coordinate with requestors to complete all tasks. Customer will be informed by e-mail from the ticketing system when requests have been assigned or status updated, or completed.

Root cause analysis will be performed, to understand why the problem happened and what actions shall be performed, if possible, to prevent such from happening (or lower the probability) in the future.

For the purposes of this Schedule 3, “System” shall mean the Equipment, Provider Materials and the Services.

1.2    Problem Classification. The following Problem Classification Table definitions are used for classifying performance issues.

Severity Level	Criteria
Severity 1 (Critical)	The whole System or significant part is non-operative or significantly impaired and cannot be conducted without significant delay, if at all. No known work around is currently available.

Severity 2 (Degraded)	The System does not function as designed.

Severity 3 (Minimal)	This group includes problems that have little or no impact on daily business process.

1.3    Response Expectations. Immediately upon Provider’s knowledge that the System failed to operate in conformance with the Services Description and other specifications, Customer will classify the problem according to the Problem Classification Table, above, and Provider will assign engineers to resolve the problem as required in the Response Expectation Table, below.

1.4    Response Expectation Table. The following Response Expectation Table specifies the required response for problems based upon the Severity Level assigned by Customer. The table specifies the maximum amount of time permitted to respond.

Severity Level	Criteria	Response Time
Severity 1 (Critical)	The whole System or significant part is non-operative or significantly impaired and cannot be conducted without significant delay, if at all. No known work around is currently available.	30 minutes

Severity 2 (Degraded)	The System does not function as designed.	1 hour between 9 am and 5 pm on Business Days; 2 hours otherwise

Severity 3 (Minimal)	This group includes problems that have little or no impact on daily business process *	1 business day

*	The Parties agree that some Severity Level 3 problems lack commercial justification on which to expend resources and, therefore, may never be resolved.

1.5    Escalation Process. All problems with a Severity Level of 1 or 2 will be escalated if a solution or plan of resolution cannot be achieved. Provider management will be made aware of issues according to the following timeframes. Escalations will occur in accordance with the following schedule:

Severity Level 1 and 2 Problem Escalation.

Hours 0 to 6: Provider’s onsite support and shift lead, site operations management and engineering personnel are notified and actively working the event.

Hour 7: Provider’s Global Director of Equipment Operations and HQ engineering team are notified and involved in the problem resolution.

Hour 12: Provider’s executive management team including the CEO are notified and involved in the problem resolution.

2.	Scheduled Maintenance:

Provider will notify about both scheduled and unscheduled maintenance. Services may not be available during the maintenance periods. Planned Preventive Maintenance (PM) is taking precautionary and proactive steps against unscheduled equipment downtime and other avoidable failures. The purpose of the PM is to institute scheduled maintenance and inspections so that defects can be spotted before they evolve into something more severe. Regular preventive maintenance is critical to maintaining the reliability of the System performance and infrastructure. Computerized Maintenance Management Systems (CMMS) will be used for maintenance tasks planning and tracking.

Outside vendors scheduled maintenance plans that may affect System performance, will be included in Provider’s maintenance schedule, and communicated. Provider shall be entitled to perform scheduled maintenance on the System, provided such maintenance will (i) be performed in a planned manner and consolidated maintenance works at the same time, as few as possible times per calendar month (estimated not more often than once per week), (ii) not exceed eight (8) hours in total per maintenance execution day and (iii) where possible, be conducted at times likely to cause the least amount of disruption to the operation of the System.

Provider shall be entitled to perform System shutdowns due to power price increase or participation in power saving programs, if that makes financial sense and savings. Such System planned outages will not be considered.

3.	Reporting and Failures to Perform:

Promptly following the end of each month during the Term, Provider shall provide a report containing details of any Failures to Perform (as defined below) over the preceding month, including a summary of any remedial actions taken in respect of the same as required below. The information contained within the reports shall be classified as Records, and Provider shall provide access to the same upon request by Customer at any time during the Term.

In the event that (i) Provider fails to respond to any Severity 1 Problem within the response time indicated in paragraph 1.4 above, (ii) in any calendar month, Provider fails to respond to any three or more Severity 2 or 3 Problems within the response times indicated in paragraph 1.4 above, (iii) Provider fails to escalate any Severity 1 or 2 Problem in accordance with the escalation timescales set out in paragraph 1.5 above, and/or (iv) in any calendar month, Customer experiences downtime of the technical support described in this Schedule 3 of 400 minutes or (excluding downtime in connection with scheduled maintenance that has been agreed in advance by Customer) (each, a “Failure to Perform”), Provider shall:

•

promptly (and in any event within fourteen (14) days) investigate, and report on the causes of, the underlying issues which led to the Failure to Perform, including performing an appropriate root cause analysis (and provide Customer with a copy of the output of the same);

•	provide regular updates to Customer regarding the status of remedial efforts being undertaken with respect to such underlying issues; and

•

(following the investigation and report detailed above) take appropriate preventive measures so that the underlying issues and Failures to Perform do not recur (and provide details of the same to Customer, upon request).

In the event that either Provider fails to take the above remedial actions in respect of any Failure to Perform or the same Failure to Perform is repeated despite such actions having been taken, Provider shall (at Customer’s request):

•	make available senior Provider representatives to meet Customer representatives, to review and discuss the on-going performance of the Services; and

•

put in place a focused recovery programme, to be agreed with Customer, setting out (further) remedial action to be taken by Provider in respect of the Failures to Perform. Provider will ensure that senior representatives will be responsible for leading and monitoring the progress of the steps undertaken pursuant to such recovery programme.

4.	Service Level Credits:

Starting on the Commencement Date and every six (6) months thereafter, the Parties shall agree on the target hashrate to be generated by the Equipment at each Physical Location in respect of the following six (6) month period, taking into account expected diminution in hashrate, including diminution resulting from environmental factors and normal wear and tear (the “Performance Commitment”). On a quarterly basis during the Term, Provider shall report on the actual hashrate generated by the Equipment at each Physical Location during the previous quarter. If the Performance Commitment is not met in respect of a particular Physical Location across any quarter as a whole during the Term, and the relevant diagnostic reporting demonstrates that such failure resulted from a failure by Provider to perform the Services in accordance with the standards set out in this Schedule 3, Customer will be eligible to receive a service credit in respect of each such Physical Location, as outlined in the below table:

Monthly Actual Hashrate	Rating	Service Credit
95% of the Performance Commitment or above	Meets or exceeds target	None

Below 95% but above 90% of the Performance Commitment	Below target	1.25% of Service Fee in respect of the relevant Physical Location

At or below 90% of the Performance Commitment	Significantly below target	2.5% of Service Fee in respect of the relevant Physical Location

If Customer brings an action based on the same circumstances that gave rise to the payment of a service credit, any future award of damages arising as a result of that action shall, to the extent that the award does not take such service credit into account, be reduced by the amount of such service credit.

SCHEDULE 4

EQUIPMENT PURCHASE AGREEMENT

1.	INTERPRETATION

1.1.    The definitions and rules of interpretation in this clause apply in these Conditions.

Acceptance: Bitfury’s acceptance of the Customer’s Order by countersigning the Order.

Affiliate(s): means, a Person which is an affiliate of another Person or group of Persons if one of them is Controlled, directly or indirectly, by the other or another Person or group of Persons Controlled, directly or indirectly, by the other, or if each of them is directly or indirectly under Control of the same Person or group of Persons. In this Contract, a Person (the first Person) is considered to control another Person (second Person) if the first Person, directly or indirectly, beneficially owns or exercises control or direction over securities of the second Person carrying votes which, if exercised, would entitle the first Person to elect a majority of the directors of the second Person. “Person” means a natural person, partnership, limited partnership, limited liability partnership, corporation, limited liability corporation, unlimited liability company, joint stock company, trust, unincorporated association, joint venture or other entity. “Control” means in relation to a Person, the power of another Person to secure that the affairs of such Person are conducted in accordance with the wishes of that other Person: (a) by means of the holding of shares or other equity, or the possession of voting power, in or in relation to that Person or any other Person; or (b) by virtue of any powers conferred by the constitutional or corporate documents, or any other document, regulating that Person or any other Person.

Bitfury: to be confirmed in the Order.

Bitfury Materials: all software, other equipment and materials which may or may not include Proprietary Materials.

Conditions: the terms and conditions set out in this document (as amended and varied from time to time).

Confidential Information, Disclosing Party and Receiving Party: as defined in Condition 15.

Contract: the contract between Bitfury and the Customer for the sale and purchase of the Equipment in accordance with these Conditions and each Order.

Customer: the person, firm or company who purchases Equipment from Bitfury.

Effective Date: the effective date of the first Order.

Equipment: the equipment as set out in each Order.

Improvements: any improvements to the Equipment, Bitfury Materials, service levels, business processes or other operations, or any other aspect of Bitfury’s operations relating to this Contract (including any upgrades, improvements or modifications or other operations to the Equipment), that will, in the reasonable opinion of Bitfury, enable Customer and its Affiliates to maintain or enhance the running of diverse cryptographic hash functions in connection with the mining of cryptocurrency.

Intellectual Property Rights: all rights in patents, utility models, trade marks, service marks, logos, getup, trade names, internet domain names, copyright (including rights in computer software), design rights, moral rights, database rights, topography rights, confidential information and knowledge (including know how, inventions, secret formulae and processes, market information, and lists of customers and suppliers), and rights protecting goodwill and reputation, in all cases whether registered or unregistered, all other forms of protection having a similar nature or effect anywhere in the world to any of the foregoing and all applications for or registrations of any of the foregoing rights.

Laws: all applicable legislation, statutes, directives, regulations, judgments, decisions, decrees, orders, instruments, by-laws, and other legislative measures or decisions having the force of law, treaties, conventions and other agreements between states, or between states and the European Union or other supranational bodies, rules of common law, customary law and equity and all civil or other codes and all other laws of, or having effect in, any jurisdiction from time to time.

Order: a signed purchase order from Customer to Bitfury for Bitfury to supply the Equipment to Customer in accordance with these Conditions in the form provided in Exhibit A hereto.

Proprietary Materials: all inventions, Improvements, discoveries and ideas (whether patentable or copyrightable or not), and all works and materials, including but not limited to, products, tools, devices, computer programs, source codes, processes, procedures, texts, designs, drawings, documentation, engineering materials, specifications, data or other information, in preliminary or final form, and on any media whatsoever, owned or controlled (by license or otherwise) by a Party.

Sales Taxes: as defined in Condition 4.1.

1.2.     every reference to a particular Law shall be construed also as a reference to all other Laws made under the Law referred to and to all such Laws as amended, re-enacted, consolidated or replaced or as their application or interpretation is affected by other Laws from time to time and whether before or after the Effective Date;

1.3.    references to Exhibits and Schedules are references to sections of and exhibits to this Contract, and each of the Exhibits shall form part of this Contract;

1.4.    references to the singular shall include the plural and vice versa and references to one gender include any other gender;

1.5.    references to times of the day are to local time in the relevant location unless otherwise stated;

1.6.    references to writing shall include any modes of reproducing words in a legible and non-transitory form;

1.7.    references to any New York legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court official or any other legal concept or thing shall in respect of any jurisdiction other than New York be deemed to include what most nearly approximates in that jurisdiction to the New York legal term;

1.8.    words introduced by the word “other” shall not be given a restrictive meaning because they are preceded by words referring to a particular class of acts, matters or things;

1.9.    general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words “includes” and “including” shall be construed without limitation;

1.10.    headings and sub-headings are inserted for convenience only and shall not affect the construction of this Agreement;

1.11.    references to this Contract include this Contract as amended or varied in accordance with its terms.

1.12.

2.	BASIS OF CONTRACT

2.1.    Each Order constitutes an offer by the Customer to purchase the Equipment in accordance with these Conditions.

2.2.    A Contract shall come into existence upon Acceptance of an Order.

2.3.    To the extent that the terms of an Order expressly contradict these Conditions, the terms of the Order shall control.

2.4.    Without prejudice to the terms and conditions of the Master Services Agreement dated              2021 concluded between Bitfury Top HoldCo B.V. and Cipher Mining

Technologies Inc. (the “Agreement”), these Conditions apply to the Contract to the exclusion of any other terms that the Customer seeks to impose or incorporate, or which are implied by trade, custom, practice or course of dealing. The Customer specifically acknowledges that any samples, drawings, descriptive matter, or advertising produced by Bitfury and any descriptions or illustrations contained in Bitfury’s catalogues or brochures are produced for the sole purpose of giving an approximate idea of the Equipment described in them. They shall not form part of the Contract or have any contractual force.

3.	QUANTITY AND DESCRIPTION

3.1.    The quantity and description of the Equipment shall be as set out in each Order.

3.2.    Any typographical, clerical or other error or omission in any sales literature, quotation, price list, acceptance of offer, invoice or other document or information issued by Bitfury shall be subject to correction without any liability on the part of Bitfury.

3.3.    Bitfury reserves the right (but does not assume the obligation) to make any changes in the specifications of the Equipment which are required to conform with any applicable Laws or regulations or which do not materially affect their quality or performance.

3.4.    Bitfury’s employees, contractors and agents are not authorised to make any representations or contractually binding statements concerning the Equipment.

4.	PRICES

4.1.    All prices shall be as stated in each Order. Unless otherwise provided in the Order, all prices are exclusive of Taxes. Customer shall be responsible for the payment of all sales, retail, use, goods and services, harmonized sales, value added, excise and similar taxes (collectively, “Sales Taxes”) imposed by any governmental or regulatory authority in connection with Customer’s purchase and receipt of the Equipment. To the extent permitted by Law, if Customer has provided Bitfury with a certificate of exemption with respect to any Sales Taxes otherwise payable hereunder by Customer, Customer shall not be required to pay such Sales Taxes. Customer shall not be subject to any taxes arising from the Order other than Sales Taxes including any indirect taxes and any other taxes, duties, royalties, or levies, all of which will be borne by Bitfury.

4.2.    Unless otherwise provided in the Order, all prices are exclusive of delivery, packaging, packing, shipping, carriage, insurance and other charges and duties and importation costs. The Customer is responsible for all such costs.

5.	PAYMENT

5.1.    The Customer shall pay the invoiced price specified for the Equipment in cleared funds (or in another manner mutually agreed in writing between the parties) at the time of payment as stated in each Order. Payment shall be made according to the instructions supplied in writing by Bitfury or as stated in each Order.

5.2.    Unless otherwise provided in the Order, Bitfury may also invoice the Customer for (a) the Sales Taxes, (b) costs of delivery for the Equipment; (c) costs of insuring the Equipment during delivery; and (d) any other costs associated with delivering the Equipment. The Customer shall pay such invoice(s) in full in cleared funds within seven calendar days of the invoice date.

5.3.    If the Customer fails to make payment in full on the due date, the whole of the balance of the price of the Equipment then outstanding shall become immediately due and payable and, without prejudice to any other right or remedy available to Bitfury, Bitfury shall be entitled to: (a) terminate the Contract or suspend the delivery of Equipment to the Customer; (b) charge interest on the amount outstanding from the due date to the date of receipt by Bitfury (whether before or after any judgment), at the rate of the lesser of 10% per annum or, if applicable, the maximum permitted under New York law, accruing on a daily basis and being compounded quarterly; (c) suspend all further manufacture, delivery, installation or warranty service until payment has been made in full; and (d) make a storage charge for any undelivered Equipment at its current rates from time to time.

5.4.    All sums payable to Bitfury under the Contract shall become due immediately on its termination, notwithstanding any other provision of the Contract. This Condition is without prejudice to any right to claim for interest under applicable Law, or any right under the Contract.

5.5.    The Parties shall have the right to set off amounts due and payable to the other Party against any amounts owing by that other Party (and/or its Affiliates) to the relevant Party pursuant to this Contract.

6.	ACCEPTANCE AND DELIVERY OF EQUIPMENT

6.1.    Without prejudice to Bitfury’s obligations with respect to the supply of Equipment under the Agreement, Bitfury shall not be under any obligation to supply all or any of the Equipment ordered by the Customer, until Acceptance. Bitfury shall promptly but not later than forty-eight (48) hours after receipt of an Order from Customer, notify the Customer in writing as to whether Bitfury accepts or does not accept the Order. Upon Acceptance of the Order, the Customer and Bitfury shall be bound by the terms thereof.

6.2.    Bitfury shall deliver the Equipment on the date(s) and location(s) specified in the Order(s).

6.3.    The Customer shall be responsible (at the Customer’s cost) for preparing the delivery location for the delivery of the Equipment and for the provision of all necessary access and facilities reasonably required to deliver and install the Equipment. If Bitfury is prevented from carrying out delivery or installation on the specified date because no such preparation has been carried out, Bitfury may levy additional charges to recover its loss arising from this event.

6.4.    The Customer shall be deemed to have accepted the Equipment when the

Customer has had seven (7) days to inspect it after delivery.

6.5.    Bitfury may take out insurance for the delivery of the Equipment, the cost to be borne by the Customer.

7.	RISK AND PROPERTY

7.1.    The Equipment shall be at the risk of Bitfury until delivery to the Customer at the place of delivery specified in the Order. Bitfury shall off-load the Equipment at the Customer’s risk.

7.2.    Unless otherwise provided in the Order, ownership of the Equipment shall pass to the Customer on the completion of delivery (including off-loading).

8.	INSPECTION AND TESTING OF EQUIPMENT

8.1.    Bitfury shall: (a) test and inspect the Equipment on delivery to ensure that it complies with the requirements of the Contract; and (b) if so requested by the Customer, give the Customer reasonable advance notice of such tests (which the Customer shall be entitled to attend).

9.	COMPLIANCE WITH LAW

9.1.    The Customer shall be responsible for complying with any applicable Laws and regulations in relation to receipt and use of the Equipment, including those governing: (a) the importation of the Equipment into the country of destination; and (b) the export and re-export of the Equipment, and shall be responsible for the payment of any duties on it.

9.2.    The Customer warrants, represents and covenants to Bitfury that it: (a) shall not import, distribute, deploy and use the Equipment in any non-member state of the United Nations or any country subject to any sanctions program of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury; (b) shall import, distribute, deploy and use the Equipment solely in compliance with all applicable Laws and regulations; (c) shall use the Equipment only for generating SHA-256 computing power; and (d) shall not (and shall not permit any person to) modify the Equipment, or reverse assemble, reverse compile or reverse engineer the Equipment, or otherwise attempt to discover any underlying proprietary information.

10.	MUTUAL REPRESENTATIONS AND WARRANTIES

10.1.    Each Party represents and warrants that: (i) it is a corporate entity in good standing in its jurisdiction of incorporation; (ii) it has obtained all necessary approvals, rights, licenses, consents and authorizations (collectively, the “Consents”) to enter into, and to perform its obligations under, this Contract and each Order and copies of all such Consents have been provided to the other Party; (iii) the Person executing this Contract and each Order on its behalf has and will have express authority to do so and to bind the Party; (iv) it is not under any current obligation or restriction, nor will it assume any such obligation or restriction, that does or could materially interfere with the performance of its obligations under this Contract; (v) the execution, delivery, and performance of this Contract or any Order does not violate any provision of any by applicable Law, charter, regulation, or any other governing authority of the Party, or any other agreement to which it is a party, in such a manner as to impede, materially delay, or prevent the performance of its obligations under this Contract or any Order, and its obligations under this Contract, and each Order, are valid and binding obligations of that Party; (vi) no filing with or notice to any relevant governmental entity is required on the part of such Party as a condition to the lawful completion of the transactions contemplated by this Contract; (vii) it has complied in all material respects with all applicable Laws, orders, judgments and decrees other than any act of non-compliance which, individually or in the aggregate, is not material; (viii) there is no claim, action, proceeding or investigation pending or in progress or, to the knowledge of such Party, threatened against or relating to such Party affecting any of its properties or assets before any governmental entity, which could impede, materially delay, or prevent the performance of its obligations under this Contract or any Order; and (ix) it is not insolvent within the meaning of applicable bankruptcy, insolvency or fraudulent conveyance Laws and no act or proceeding has been taken by or against such Party in connection with the dissolution, liquidation, winding up, bankruptcy or reorganization of such Party nor, to the knowledge of such Party is any such act or proceeding threatened.

11.	EQUIPMENT WARRANTY

11.1.    Bitfury warrants to the Customer that the Equipment, other than any power supply unit, is free from defects of workmanship and materials, and that under normal use and conditions, it will operate substantially in accordance with, and perform, the material functions and features as set out in the product description in the Order for a period of 90 days following delivery. Bitfury undertakes (subject to the remainder of this Condition 11), at its option, to repair or replace Equipment (including with refurbished parts or refurbished Equipment) which is found to be defective as a result of faulty materials or workmanship within 90 days of delivery. Any repaired or replacement Equipment shall be under warranty for the unexpired portion of the 90-day period.

11.2.    In cases where the Equipment is not located at Bitfury’s facilities, Bitfury shall not in any circumstances be liable for a breach of the warranty or undertake any warranty service contained in Condition 11.1 unless: (a) the Customer gives written notice of the defect to Bitfury within seven (7) days of the time when the Customer discovers or ought to have discovered the defect; and (b) after receiving the notice, Bitfury is given a reasonable opportunity to examine such Equipment for the defect or malfunction at its current location or, if asked to do so by Bitfury, the Customer returns such Equipment to Bitfury’s premises (or those of Bitfury’s agent or sub-contractor) or a repair facility specified by Bitfury at Bitfury’s cost. Bitfury shall be responsible for delivering up the Equipment after any warranty service. Bitfury shall not in any circumstances be liable for a breach of the warranty in

Condition 11.1 if the Customer makes any use of Equipment in respect of which it has given written notice under Condition 11.2(a).

11.3.    The warranty does not apply to (a) normal wear and tear; and (b) damage to or loss of the Equipment caused by Force Majeure Events. In addition, in cases where the Equipment is not located at Bitfury’s facilities, the warranty does not apply to: (i) damage resulting from accident, abuse, misuse, neglect, improper handling or improper installation (except for when these actions were taken by Bitfury or its Bitfury’s Affiliate(s)); (ii) damage caused by operator error, or non-compliance with manufacturer’s instructions as to the storage, installation, commissioning, electric powering, internet connectivity, use or maintenance of the Equipment or (if there are none) good trade practice (except for when such or non-compliance is attributable to Bitfury’s or its Affiliate(s)); (iii) alterations or repairs to the Equipment without the written consent of the manufacturer; (iv) damage or loss of functionality due to interoperability with the Customer’s software and/or hardware; and (v) burnt hashboards or chips resulting from improper use of the Equipment or use outside its normal application.

12.	REMEDIES

12.1.    Any liability of Bitfury for non-delivery of the Equipment shall in all circumstances be limited to the amount paid by Customer for the Equipment.

12.2.    If any claim by the Customer under Condition 11 is subsequently found by Bitfury to be outside the scope or duration of the warranty in Condition 11, the costs of transportation of the Equipment, investigation and repair shall be borne by the Customer.

13.	LIMITATION OF LIABILITY

13.1.    The following provisions set out the entire financial liability of Bitfury (including any liability for the acts or omissions of its employees, agents and sub-contractors) to the Customer in respect of: (a) any breach of the Contract howsoever arising; and (b) any representation, misrepresentation (whether innocent or negligent), statement or tortious act or omission (including negligence) arising out of or in connection with the Contract.

13.2.    All warranties, conditions and other terms implied by statute or common law, including any warranties of merchantability, fitness for a particular purpose, good title, satisfactory quality and noninfringement are specifically disclaimed by Bitfury and excluded from the Contract to the fullest extent permitted by Law.

13.3.    Nothing in these Conditions excludes or limits the liability of Bitfury for: (a) death or personal injury caused by Bitfury’s negligence; (b) fraud or fraudulent misrepresentation; or (c) any other liability that cannot by Law be excluded or limited.

13.4.    Subject to Condition 13.3:

(a)    Bitfury shall not in any circumstances be liable under the Contract, whether in tort (including for negligence or breach of statutory duty howsoever arising), contract, misrepresentation (whether innocent or negligent) or otherwise for: loss or profits, loss of business, depletion of goodwill or similar losses, loss of anticipated savings, loss of goods, loss of contract, loss of use, loss or corruption of data or information, or any special, indirect, consequential or pure economic loss, costs, damages, charges or expenses.

(b)    Bitfury’s total liability in contract, tort (including negligence and breach of statutory duty howsoever arising), misrepresentation (whether innocent or negligent), restitution or otherwise, arising in connection with the performance or contemplated performance of the Contract shall be limited to the amount paid by the Customer for the Equipment.

14.	INTELLECTUAL PROPERTY RIGHTS

14.1.    The Customer acknowledges that all Intellectual Property Rights used by or subsisting in the Equipment are and shall remain the sole property of Bitfury or its Affiliate(s) or (as the case may be) a third party.

14.2.    Bitfury or its Affiliate(s) shall retain the property and copyright in all documents supplied to the Customer in connection with the Contract and it shall be a condition of such supply that the contents of such documents shall not be communicated either directly or indirectly to any other person, firm or company without the prior written consent of Bitfury.

14.3.    Bitfury’s Intellectual Property Rights in and relating to the Equipment and to any documents supplied in connection therewith shall remain the exclusive property of Bitfury or its Affiliate(s), and the Customer shall not at any time make any unauthorised use of such Intellectual Property Rights, nor authorise or permit any of its agents or contractors or any other person to do so.

15.	CONFIDENTIALITY

15.1.    The Customer shall keep in strict confidence all technical or commercial know-how, specifications, inventions, processes or initiatives which are of a confidential nature and have been disclosed to the Customer by Bitfury or its agents, and any other confidential information concerning Bitfury’s business, the Equipment or any other Bitfury products which the Customer may obtain in connection with this Contract.

15.2.    Each Party (the “Receiving Party”) agrees that all non-public information furnished to it by the other Party or its Affiliates (the “Disclosing Party”), including software, pricing, financial information, business strategies, design information, methodologies, specifications, and other commercial and technical information to which it has access under this Contract, are deemed confidential and proprietary information or trade secrets (collectively, “Confidential Information”) of the Disclosing Party and shall remain the sole and exclusive property of the Disclosing Party. The Receiving Party shall treat the Confidential Information in a confidential manner using the same degree of care as it uses to protect its own confidential information of a like nature, but no less than a reasonable degree of care given the sensitivity of the information and the circumstances of its disclosure. Subject to Conditions 15.3 and 15.4, the Receiving Party may use and copy the Disclosing Party’s Confidential Information only in direct furtherance of the purposes of this Contract. Except to the extent necessary in connection with the exercise of its rights or the performance of its obligations under this Contract or as otherwise permitted under Condition 15.3 or 15.4, neither Party may directly or indirectly disclose the Disclosing Party’s Confidential Information other than to its employees, advisors, lenders and investors on a “need to know” basis, but only after they have been advised of the information’s confidential and proprietary nature, and have agreed to protect same on terms no less onerous than the terms of this Condition 15.

15.3.    Notwithstanding anything to the contrary contained herein, the Receiving Party has no obligation to preserve the confidentiality of any information that is:

15.3.1. previously known, or received rightfully by the Receiving Party without any obligation to keep it confidential;

15.3.2. distributed to third parties by the Disclosing Party without restriction;

15.3.3. publicly available other than by unauthorized disclosure by the Receiving Party; or

15.3.4. independently developed by the Receiving Party as evidenced by its records.

15.4.    Notwithstanding anything to the contrary herein, each Party may, in its capacity as a Receiving Party, disclose Confidential Information of the Disclosing Party:

15.4.1. if and to the extent required by a governmental or regulatory authority or pursuant to the rules of a recognized stock exchange, on condition that, to the extent permitted by Law, before disclosing such Confidential Information, the Receiving Party uses commercially reasonable efforts to promptly notify the Disclosing Party of the required disclosure and, at the Disclosing Party’s cost and expense, cooperates with the Disclosing Party to take such steps as it desires to challenge or contest such disclosure or seek a protective order; or

15.4.2. if the Receiving Party is required by a governmental or regulatory authority or pursuant to the rules of a recognized stock exchange to disclose Confidential Information of the Disclosing Party (including this Contract) pursuant to applicable securities Laws, the Receiving Party will promptly notify the Disclosing Party and will fully cooperate and work in good faith with the Disclosing Party to determine appropriate redactions from the Confidential Information.

16.	RESTRICTIONS

16.1.    The Customer represents and warrants that it is not nor is any director, officer, agent, employee or Affiliate of the Customer currently subject to any U.S. sanctions administered by OFAC; any EU sanctions administered, inter alia, by European External Action Service (the “EEAS”); or any UK sanctions administered by Office of Financial Sanctions Implementation (the “OFSI”). The Customer will not directly or indirectly use the Equipment or any proceeds therefrom, or lend, contribute or otherwise make available the Equipment or such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S, UK or EU sanctions. The Customer will not resell the Equipment to any individual or corporate subject to sanctions under any of the OFAC; EEAS; or OFSI rules.

17.	TERMINATION

17.1.    Either Party may terminate the Contract and the Order if: (a) the other Party or any of its Affiliates commits a material breach of any term of the Contract or any Order which (in the case of a breach capable of being remedied) is not remedied within thirty (30) calendar days of receipt of a written request to do so by the non-

breaching Party (it being acknowledged and agreed that a failure to pay purchase price by Customer in accordance with Condition 5 shall constitute a material breach and shall be subject to the foregoing thirty (30) day cure period); or (b) either Party: (i) makes a general assignment for the benefit of its creditors; (ii) files an application for a bankruptcy order, or an application for a bankruptcy order is made in respect of such party; (iii) applies for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets; or (iv) commences under the Laws of any jurisdiction any proceeding for relief under the relevant bankruptcy or insolvency Laws or successor legislation, or corresponding legislation in applicable foreign jurisdictions, involving its insolvency, reorganization, adjustment of debt, dissolution, liquidation or other similar proceedings for the release of financially distressed debtors.

17.2.    Conditions 5.5, 13, 14, 15, 16, 19, 21 and any other provision of this Contract that expressly or by implication is intended to come into or continue in force on or after termination or expiry of this Contract, shall survive termination of the Contract, however arising, and remain in full force and effect.

17.3.    Termination or expiry of this Contract shall not affect any rights, remedies, obligations or liabilities of the parties that have accrued up to the date of termination or expiry, including the right to claim damages in respect of any breach of the

Contract which existed at or before the date of termination or expiry.

18.	FORCE MAJEURE

18.1.    Notwithstanding anything to the contrary herein, Bitfury shall not in any circumstances be in breach of this Contract nor liable for delay in performing, or failure to perform, any of its obligations under this Contract if such delay or failure results from events, circumstances or causes beyond its reasonable control, including strikes, lock-outs or other industrial disputes (with the exception of the workforce of Bitfury), failure of a utility service (including planned or unplanned power outages or breakdowns in power transmission) or transport, telecommunications or internet network, equipment failure, system failure, act of God or nature, invasion, terrorist attack or threat of terrorist attack, war (whether declared or not) or threat or preparation for war, riot, civil commotion, pandemic, malicious damage, changes to any Law or governmental order, rule, regulation or direction, fire, explosion, rain, flood, storm, lightening or other extreme weather conditions, earthquake, subsidence, epidemic or other natural disaster, or voluntary and involuntary power curtailment, maintenance and repair downtime (“Force Majeure”). For the avoidance of doubt, Bitfury shall not be responsible for any loss of or damage (whether direct or indirect) caused to Customer’s Equipment or business by Force Majeure. Upon claiming the occurrence of a Force Majeure event, the party claiming Force Majeure will promptly provide the other Party with written notice of the event and the estimated period of delay. If a Force Majeure event results in a delay of more than forty-five (45) days, the Party not claiming Force Majeure may, at its option, elect to terminate the affected Order by giving notice to the other Party in writing. Notwithstanding the foregoing, a Party affected by an event of Force Majeure shall not be relieved of its obligations hereunder unless it has used commercially reasonable efforts to (and shall continue to use for the duration of such Force Majeure event to): (i) recommence performance of the obligations that it has failed to perform as a result of such Force Majeure event without delay, (ii) in the case of Bitfury, to the extent it cannot recommence performance, mitigate the impact of such Force Majeure event on the supply of Equipment. If a Force Majeure event causes Provider to allocate limited Equipment between or among Provider’s customers, Customer and its Affiliates shall not be placed in a lower priority to any other similarly affected customers of Provider.

19.	INDEMNIFICATION

19.1.    Subject always to Condition 13, Provider agrees to indemnify and hold harmless Customer and its Affiliates, and its and their successors, and assigns and respective directors, officers, employees, and agents (each, “Indemnitees”) from and against all suits at law or in equity and from all liabilities, damages, costs, losses, claims and expenses (including legal and other professional fees) (collectively, “Losses”) incurred by an Indemnitee resulting from:

(a)    any material breach by Provider or its Affiliates, including their respective directors, officers, employees, agents and subcontractors (collectively, “Personnel”), of its obligations under this Contract;

(b)    any gross negligence, criminal act, fraudulent act, fraudulent omission or willful misconduct by Provider, its Affiliates or any Personnel;

(c)    any damage, loss or destruction of any tangible, real or personal property while in the possession or control of Provider, its Affiliates or any Personnel, or otherwise to the extent caused by any act, omission or willful misconduct of Provider, its Affiliates or any Personnel;

(d)    Provider or its Affiliates having made inaccurate or unauthorized warranties, representations or statements, or otherwise acting beyond the scope of its authority as set out in this Contract;

(e)    Personnel’s negligent acts, or omissions (including claims for death, personal injury, or damage to property); or

(f)    infringement a third party’s Intellectual Property Rights, excluding Losses resulting from (i) a use of the Bitfury Materials in a manner not contemplated by the user manuals provided by Bitfury, (ii) Customer’s negligence, (iii) compliance with or use of designs, requirements, specifications, instructions or alterations supplied or developed by Customer or its Affiliates;

19.2.    Subject always to Condition 13, Customer agrees to indemnify and hold harmless Provider and its Affiliates and its and their successors and assigns and respective directors, officers, employees, and agents (each, “Indemnitees”) from and against all Losses incurred by an Indemnitee resulting from the use of the Bitfury Materials, or any component thereof, in combination with another product or products provided by Customer that have not been approved by Bitfury.

20.	TERM

20.1.    The initial term of this Contract shall commence on the Effective Date and, unless terminated earlier as permitted herein, shall expire on the date falling sixty (60) months thereafter (the “Initial Term”). Thereafter the term of this Contract shall renew automatically for consecutive renewal terms of twelve (12) months each (each, a “Renewal Term”, and together with the Initial Term, the “Term”). Either Party may terminate this Contract at the end of the Initial Term or the relevant Renewal Term by delivering written notice of termination to the other Party not later than (i) 12 (twelve) months prior to the end of the Initial Term or, (ii) in the case of any Renewal Term, 6 (six) months prior to the end of such term, as applicable.

21.	MISCELLANEOUS PROVISIONS

21.1.    Governing Law. This Contract and any Order hereunder, and any non-contractual rights or obligations arising out of or in connection with them, shall be governed and construed in accordance with the laws of the laws of state of New York and the federal laws of United States applicable therein, but without regard to conflict of laws provisions. To the extent to which it would otherwise apply, the Parties hereby expressly exclude the application of the United Nations Convention on the International Sale of Goods to this Contract.

21.2.    Assignment. Each Party agrees that it may not assign this Contract or any Order or any of its rights or obligations under this Contract or an Order, in the absence of the other Party’s prior written consent.

21.3.    Non-Disparagement. Each Party agrees to take no action which is intended, or would reasonably be expected, to harm the other Party or its reputation or which would reasonably be expected to lead to unwanted or unfavourable publicity to such Party. Such actions shall include disparaging remarks, comments or statements that impugn the character, honesty, integrity, morality or business acumen or abilities in connection with any aspect of the operation of the other Party’s business.

21.4.    Non-Solicitation. During the Term and ending one year following the termination of the relevant Order, each Party undertakes to the other that it shall not, without the other Party’s prior written consent, directly or indirectly; (i) solicit or encourage any person to leave the employment or other service of the other Party or its Affiliates; or (ii) hire, on behalf of the it or its Affiliates or any other person or entity, any person who has left the employment within the one year period following the termination of that person’s employment with the other Party or its Affiliates, provided that the foregoing shall not apply to any general, non-targeted recruitment campaign by either Party or its Affiliates. During the period commencing on the date hereof through and ending one year following the termination of this Contract, each Party will not, whether for its own account or for the account of any other Person, intentionally interfere with the relationship of the other Party or its Affiliates with, or endeavor to entice away from the other Party or its Affiliates, any person who during the term of the relevant Order is, or during the preceding one-year period, was a tenant, co-investor, co-developer, joint venturer or other customer of the other Party or its Affiliates.

21.5.    Non-Compete. During the term of this Contract Bitfury undertakes to Customer that it will not engage in, establish, participate in, hold a position as shareholder, partner or investor, or otherwise participate in any business entity that is engaged exclusively or primarily in activities in any State of the United States which are competitive with the business of maintaining and running a digital asset infrastructure for the purposes of production of computational power compliant with SHA256 or other cryptographic algorithms which assume digital assets as rewards as a result of monetization of that computational power (“Restricted Business”). This restriction shall not apply to any ownership interest Provider may have or hold, directly or indirectly, in securities of an entity or person conducting Restricted Business were (i) gross revenues of such business constitute less than twenty (20) percent of overall gross revenues of such entity or person, or (ii) such securities constitute or relate to less than ten (10) percent of the fully diluted share capital of such entity or person.

21.6.    Amendments. Neither this Contract nor an individual Order may be amended or modified except in writing signed by the authorized representatives of both Parties (or in the case of an Order, by authorized representatives of both parties to such Order). No course of dealing or usage of trade by or between the Parties shall be deemed to affect any such amendment or modification.

21.7.    Publicity. Neither Party will independently issue a press release or make any other disclosure regarding this Contract or any Order, or about the other Party or the other Party’s business generally, without the other’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

21.8.    Relationship. The Parties are independent contractors, and nothing in the Contract will be construed as to be inconsistent with that relationship. Under no circumstances will any of a Party’s personnel be considered employees or agents of the other Party. Nothing in this Contract grants either Party the right or authority to make commitments of any kind for the other, implied or otherwise, without the other Party’s prior written agreement. Neither this Contract nor any Order constitutes or creates, in any manner, a joint venture, agency, partnership, or formal business organization of any kind.

21.9.    Severability. If one or more provisions of this Contract is held to be unenforceable under applicable Law: (i) the unenforceable portion will not affect any other provision of this Contract; (ii) the Contract will be construed as if the unenforceable provision was not present; and (iii) the Parties will negotiate in good faith to replace the unenforceable provision with an enforceable provision with effect nearest to that of the provision being replaced.

21.10.    No Waiver. Failure by either Party to insist upon the performance of any term, covenant, or condition in this Contract, or to exercise any rights under this Contract, will not be construed as a waiver or relinquishment of the future performance of any such term, covenant, or condition, or the future exercise of any such right, and the obligation of each Party with respect to such future performance will continue in full force and effect.

21.11.    Cumulative Remedies. The rights and remedies of each Party under this Contract and each Order are cumulative, may be exercised as often as such Party (in its absolute discretion) considers appropriate and are in addition to its rights and remedies under applicable Law.

21.12.    Notices. Any notice required to be sent or given to Bitfury or Customer will be sent by personal delivery, confirmed facsimile or email, or reputable international courier service, return receipt requested, addressed to the Party at the address set out at the head of this Contract, or such other address as a Party may notify the other from time to time in accordance with this Clause. Notice will be deemed to have been received upon physical receipt by the recipient, as evidenced by the fax confirmation or return receipt. Notices received after 5:00 p.m. local time, or on a Saturday, Sunday or public holiday in the place of receipt will be deemed to have been received at 9:00 a.m. on the next business day.

21.13.    Further Assurances. In furtherance of the provisions hereof, the Parties agree to take or cause to be taken such further actions and to execute, deliver and file, or cause to be executed, delivered and filed, such further documents and instruments as may be required or reasonably necessary in order to fully effectuate the purposes, terms and conditions of this Contract.

21.14.    Representation by Counsel; Fair Negotiation. Each Party agrees that it has read and understands this Contract, and that it has had the opportunity to be represented by independent counsel of its choice in the negotiation of this Contract. This Contract will therefore be deemed to have been negotiated and prepared at the joint request, direction, and construction of the Parties, at arms’ length and with the advice and participation of counsel and will be interpreted in accordance with its terms without favor to either Party.

21.15.    Entire Agreement. Without prejudice to Condition 2.4, this Contract, including its Exhibits and all agreed Orders, is the entire agreement and understanding between the Parties with respect to the Equipment, and supersedes all prior communications, representations and agreements between the Parties, whether written or oral, relating to the subject matter of an Order. The Parties acknowledge that no reliance is placed on any communication, representation or agreement made but not embodied in this Contract and waive any right either Party may have in respect of any misrepresentation not contained in this Contract, unless such misrepresentation was made fraudulently.

21.16.    Signed Counterparts. This Contract may be executed in any number of counterparts, which may include counterparts executed and delivered by emailed scan or facsimile, each of which so executed shall be deemed to be an original, and all of which when read together shall constitute one and the same document.

By:
[BITFURY]
Title:

By:
[CUSTOMER]
Title:

EXHIBIT A

TO EQUIPMENT PURCHASE AGREEMENT

FORM OF PURCHASE ORDER

PURCHASE AND SERVICE ORDER No [*]

DATED [DAY] [MONTH] [YEAR]

Parties:

This Purchase Order (the “Order”) is entered as of [DAY] [MONTH] [YEAR] (the “Effective Date”) by and between the following parties:

[NAME] whose registered office is located at [ADDRESS] (“Bitfury”); and

[CUSTOMER] whose registered office is located at [ADDRESS] (the “Customer”)

(together – the “Parties”).

Product Description:
Purchase Quantity:	[*] unit of Product (the “Equipment”).
Purchase Price:	The total price of the Equipment shall be [*] excluding VAT or any other taxes (the “Purchase Price”).
Payment Terms:

100% of the Purchase Price, i.e. [*] shall be paid within 5 (five) business days from the date of execution of this Purchase Order.

Bitfury shall be entitled to refuse shipment of the Equipment if the Customer fails to pay the Purchase Price in advance. The Purchase Price is non-refundable.

Delivery Terms:	The Equipment shall be delivered [TITLE], Incoterms 2010, at [ADDRESS] according to the following schedule: [SCHEDULE]

[Customer shall notably be responsible for customs clearance of the Equipment, taxes, deployment, infrastructure and maintenance of the Equipment at its own expense.]
Insurance:
Deployment:
Breach:

Without prejudice and in addition to Bitfury’s other remedies prescribed under this Purchase Order, Terms and Conditions or the applicable Law, if the Customer breaches (whether in whole or in part) to timely fulfil its obligations under Clause “Payment Terms” Bitfury shall be entitled at its sole discretion to:

•  Adjust the Purchase Order and deliver only part of the Equipment equivalent to the amount paid (if any) by the Customer in accordance with the Payment Terms; or

•  Deliver the Equipment in full to the Customer and request payment of the full Purchase Price and for this purpose exercise any injunctive relief, specific performance or any other claim or remedy available under applicable Laws; or

•  Terminate this Purchase Order without any liability or obligation to deliver the Equipment. In such case, the Purchase Price (or part thereof) which has already been paid to Bitfury shall be non-refundable to the Customer.

In the event of Customer’s breach (whether in whole or in part) to timely fulfil its obligations under Clause “Payment Terms”, the Customer shall immediately pay to Bitfury, as penalty of 0.5% of the delayed payment for each day of delay.

Warranty:
Expiry of Offer:

This Purchase Order shall remain valid for a period of three days from the date of issuance and all Terms and Conditions shall expire unless this Purchase Order are fully executed by both parties before three days have passed since the date of issuance.

[Insert name of Customer or its applicable Affiliate]	[Insert name of Bitfury or its applicable Affiliate]

Per:	Per:
Authorized Signatory	Authorized Signatory

Date:	Date:

SCHEDULE 5

APPROVED SUBCONTRACTORS

Nr	Vendor	Site	NDA
BBAC
1	Intermountain Electronics	Coshocton	YES
2	PCTX (Paradigm Control Texas US)	Alborz, Bear, Chief	YES
3	Redguard	TBD	YES
4	Sonic	TBD	YES
Engineering
5	MSBenbow	Vistra	YES
6	Jacobs	Considered for new projects	YES
7	Shermco	Considered for new projects	YES
8	Atwell	Considered for new projects	YES
Construction
9	Morteson	Vistra	YES
10	Mccarthy	Vistra	YES
11	Burns & McDonnell	Vistra	YES
12	IEA	Vistra	YES
Energy equipment supply
13	Maddox transformers	Vistra	Yes
14	Galco	Vistra	Yes
15	Belyea Company	Vistra	YES
16	Sunbelt	Vistra	YES
17	Niagara Tramsformer	Vistra	No
18	Keasler (SPX transformer)	Vistra	No
19	WEG	Vistra	No
20	REV	Vistra	Yes
21	Each Affiliate of Provider from time to time	All	N/A